                                                                  Exhibit 10.04

                                                                  EXECUTION COPY

     [CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                    CONFIDENTIAL


                   COLLABORATION, LICENSE AND SUPPLY AGREEMENT

                                     BETWEEN

                                 ACUSPHERE, INC.

                                       AND

                               NYCOMED DANMARK APS

                                                                  EXECUTION COPY

                                TABLE OF CONTENTS

SECTION                                                                           PAGE NO.
-------                                                                           --------
ARTICLE I DEFINITIONS....................................................................1
  Section 1.01.   Acceptance for Filing..................................................2
  Section 1.02.   Acusphere Know-How.....................................................2
  Section 1.03.   Acusphere Manufacturing Cost...........................................2
  Section 1.04.   Acusphere Patent Rights................................................2
  Section 1.05.   Acusphere Technology...................................................2
  Section 1.06.   Acusphere Unit Forecast................................................3
  Section 1.07.   Affiliate..............................................................3
  Section 1.08.   Applicable Laws........................................................3
  Section 1.09.   Bulk Packaging Specifications..........................................3
  Section 1.10.   Certificate of Compliance..............................................3
  Section 1.11.   cGMP...................................................................3
  Section 1.12.   CMC Data...............................................................4
  Section 1.13.   CIS Jurisdictions......................................................4
  Section 1.14.   Collaboration..........................................................4
  Section 1.15.   Competent Authorities..................................................4
  Section 1.16.   Competitive Product....................................................4
  Section 1.17.   Confidential Information...............................................4
  Section 1.18.   Control................................................................5
  Section 1.19.   Deemed Acusphere Manufacturing Cost....................................5
  Section 1.20.   Dollars or "$".........................................................5
  Section 1.21.   Dossier................................................................5
  Section 1.22.   EMEA...................................................................5
  Section 1.23.   FDA....................................................................5
  Section 1.24.   Field..................................................................5
  Section 1.25.   Final Packaging Specifications.........................................6
  Section 1.26.   First Commercial Sale..................................................6
  Section 1.27.   GAAP...................................................................6
  Section 1.28.   Good Clinical Practices................................................6
  Section 1.29.   Governmental Approval..................................................6
  Section 1.30.   Imaging Competitor.....................................................6
  Section 1.31.   Improvements...........................................................6
  Section 1.32.   Intellectual Property Strategy.........................................7
  Section 1.33.   Jurisdiction...........................................................7
  Section 1.34.   Know-How...............................................................7
  Section 1.35.   Launch Quantity........................................................7
  Section 1.36.   MAA....................................................................7
  Section 1.37.   Manufacture or Manufacturing Process...................................7
  Section 1.38.   Manufacturing Competitor...............................................7

  Section 1.39.   Marketing Authorization................................................8
  Section 1.40.   Marks..................................................................8
  Section 1.41.   Minimum Sales Target...................................................8
  Section 1.42.   Net Sales..............................................................8
  Section 1.43.   Out of Pocket Expenses.................................................9
  Section 1.44.   Packaging Specifications...............................................9
  Section 1.45.   Patent Rights.........................................................10
  Section 1.46.   Partner...............................................................10
  Section 1.47.   Phase III Event.......................................................10
  Section 1.48.   Phase IV..............................................................10
  Section 1.49.   Pricing and Reimbursement Approvals...................................10
  Section 1.50.   Primary Jurisdictions.................................................10
  Section 1.51.   Prime Rate of Interest................................................10
  Section 1.52.   Product...............................................................11
  Section 1.53.   Proof of Concept Trial................................................11
  Section 1.54.   Royalty...............................................................11
  Section 1.55.   Royalty Term..........................................................11
  Section 1.56.   Sales Forecast........................................................11
  Section 1.57.   Secondary Jurisdictions...............................................12
  Section 1.58.   Shipment..............................................................12
  Section 1.59.   Specifications........................................................12
  Section 1.60.   Technology Access and Trademark Usage Fee.............................12
  Section 1.61.   Territory.............................................................12
  Section 1.62.   Territory-Specific Manufacturing Costs................................12
  Section 1.63.   Third Party...........................................................12
  Section 1.64.   Unit Forecast.........................................................12
  Section 1.65.   United States.........................................................13
  Section 1.66.   Other Definitions.....................................................13
ARTICLE II COLLABORATION................................................................14
  Section 2.01.   Objectives............................................................14
  Section 2.02.   Coronary Heart Disease Development Program............................14
  Section 2.03.   Commercially reasonable efforts to Commercialize......................16
  Section 2.04.   Commercialization.....................................................16
  Section 2.05.   Availability of Resources; Cooperation................................16
ARTICLE III LICENSE.....................................................................16
  Section 3.01.   License Fee...........................................................16
  Section 3.02.   License Terms.........................................................16
  Section 3.03.   Marks.................................................................20
  Section 3.04.   Ownership of Improvements.............................................20
ARTICLE IV ROYALTY AND MILESTONE PAYMENTS...............................................20
  Section 4.01.   Royalty Payments......................................................20
  Section 4.02.   Technology Access and Trademark Usage Fee.............................21
  Section 4.03.   Milestone Payments....................................................21
  Section 4.04.   Sales Milestone Payments..............................................22
  Section 4.05.   Reports...............................................................22

ARTICLE V COMMERCIALIZATION.............................................................24
  Section 5.01.   Promotion And Marketing Obligations...................................24
ARTICLE VI MANUFACTURE AND SUPPLY.......................................................27
  Section 6.01.   Agreement to Supply Product...........................................27
  Section 6.02.   Quality Assurance; Changes............................................27
  Section 6.03.   Acusphere's Duties....................................................28
  Section 6.04.   Compliance with Applicable Laws.......................................30
  Section 6.05.   Supply Allocation.....................................................30
  Section 6.06.   Failure to Supply; Manufacturing License..............................31
ARTICLE VII PURCHASE AND SALE...........................................................33
  Section 7.01.   Purchase Price and Payment............................................33
  Section 7.02.   Determination of Deemed Acusphere Manufacturing Cost; Audit...........33
  Section 7.03.   Purchase Forms........................................................35
  Section 7.04.   Confirmation..........................................................35
  Section 7.05.   Delivery..............................................................35
  Section 7.06.   Forecasts and Orders..................................................36
ARTICLE VIII WARRANTY, REJECTION AND INSPECTIONS........................................37
  Section 8.01.   Acusphere Warranty and Shelf-life.....................................37
  Section 8.02.   Rejection of Non-Conforming Product...................................38
  Section 8.03.   Nycomed Inspections...................................................39
ARTICLE IX REGULATORY COMPLIANCE........................................................39
  Section 9.01.   Marketing Authorization Holder........................................39
  Section 9.02.   Compilation of Dossier................................................39
  Section 9.03.   Marketing Authorizations..............................................40
  Section 9.04.   Interaction with Competent Authorities................................40
  Section 9.05.   Adverse Drug Event Reporting and Phase IV Surveillance................40
  Section 9.06.   Commercial Sale; Testing And Reporting................................41
  Section 9.07.   Compliance............................................................41
  Section 9.08.   Quality Agreement.....................................................41
ARTICLE X PATENTS AND TRADEMARKS........................................................42
  Section 10.01.  Maintenance and Improvement of Patents and Marks......................42
  Section 10.02.  Prosecution of Infringement...........................................42
ARTICLE XI CONFIDENTIALITY..............................................................43
  Section 11.01.  Confidentiality.......................................................43
  Section 11.02.  Disclosure of Agreement...............................................44
ARTICLE XII ACUSPHERE'S OPTION TO MARKET THE PRODUCT UNDER CERTAIN CIRCUMSTANCES........44
  Section 12.01.  Co-Marketing Rights...................................................44
ARTICLE XIII REPRESENTATIONS AND WARRANTIES.............................................45
  Section 13.01.  Corporate Power.......................................................45
  Section 13.02.  Due Authorization.....................................................45
  Section 13.03.  Binding Obligation....................................................45
  Section 13.04.  Legal Proceedings.....................................................45
  Section 13.05.  Absence of Certain Changes............................................46
  Section 13.06.  Limitation of Liability...............................................46

ARTICLE XIV INDEMNIFICATION.............................................................46
  Section 14.01.  Intellectual Property Indemnity.......................................46
  Section 14.02.  Product Liability and Insurance.......................................47
ARTICLE XV COVENANTS....................................................................48
  Section 15.01.  Covenant Not To Launch Competitive Product............................48
  Section 15.02.  Limitation to the Territory...........................................48
  Section 15.03.  Marketing Commitment..................................................48
ARTICLE XVI PRODUCT RECALL..............................................................49
  Section 16.01.  Product Recalls or Withdrawal.........................................49
  Section 16.02.  Recall Costs..........................................................49
  Section 16.03.  Notification of Complaints............................................50
  Section 16.04.  Notification of Threatened Action.....................................50
ARTICLE XVII INSURANCE..................................................................50
  Section 17.01.  Insurance.............................................................50
ARTICLE XVIII TERM; DEFAULT AND TERMINATION.............................................51
  Section 18.01.  Term..................................................................51
  Section 18.02.  Basis for Termination by Either Party.................................51
  Section 18.03.  Basis for Termination by Nycomed......................................51
  Section 18.04.  Basis for Termination by Acusphere....................................52
  Section 18.05.  Remedies..............................................................52
  Section 18.06.  Effect of Termination by Nycomed......................................53
  Section 18.07.  Effect of Termination by Acusphere....................................54
  Section 18.08.  License Following Expiration..........................................55
ARTICLE XIX MISCELLANEOUS...............................................................55
  Section 19.01.  No-Solicitation.......................................................55
  Section 19.02.  Assignment............................................................56
  Section 19.03.  Force Majeure.........................................................56
  Section 19.04.  Governing Law; Dispute Resolution.....................................57
  Section 19.05.  Waiver................................................................57
  Section 19.06.  Severability..........................................................58
  Section 19.07.  Notices...............................................................58
  Section 19.08.  Independent Contractors...............................................59
  Section 19.09.  Rules of Construction.................................................59
  Section 19.10.  Publicity and Publications............................................59
  Section 19.11.  Entire Agreement; Amendment...........................................60
  Section 19.12.  Headings..............................................................60
  Section 19.13.  Counterparts..........................................................60

Exhibit A - Acusphere European Patent Rights...........................................A-1
Exhibit B - Form of Certificate of Compliance..........................................B-1
Exhibit C - U.S. Development Program...................................................C-1
Exhibit D-1 Form of Acusphere Press Release............................................D-1
Exhibit D-2 Form of Nycomed Press Release..............................................D-2

                                                                  EXECUTION COPY

                   COLLABORATION, LICENSE AND SUPPLY AGREEMENT

     This Collaboration, License and Supply Agreement (the "Agreement") is made as of July 6, 2004 (the "Effective Date") by and between Acusphere, Inc., a Delaware corporation having offices at 500 Arsenal Street, Watertown, MA, 02472, USA, ("Acusphere"), and Nycomed Danmark ApS, a Danish corporation having offices at Langebjerg 1, Roskilde 4000, Denmark ("Nycomed"). Acusphere and Nycomed are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

                                 R E C I T A L S

     WHEREAS, Acusphere possesses proprietary drug delivery systems based on porous microparticles, including "AI-700", a medical product being developed by Acusphere as an ultrasound contrast agent, initially for use in the evaluation of coronary heart disease (hereinafter the "Product", as more fully defined below), and has substantial experience and expertise in the discovery, design and development of products based on these proprietary drug delivery systems for medical applications;

     WHEREAS, Nycomed possesses substantial resources and expertise in the development of pharmaceutical products and intends to invest resources for the commercialization and marketing of the Product under this Agreement;

     WHEREAS, Acusphere is the owner of certain patents related to the Product and intends to maintain such patents as set forth herein;

     WHEREAS, Acusphere wishes to grant to Nycomed, and Nycomed wishes to obtain from Acusphere, an exclusive license under the Acusphere Technology to market, advertise, promote, distribute, offer for sale, sell and import, the Product in the Territory for use in the Field on the terms and subject to the conditions set forth herein; and

     WHEREAS, Nycomed wishes Acusphere to manufacture and Acusphere desires to manufacture the Product to be sold in the Territory by Nycomed.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

     The following terms as used in this Agreement shall have the meaning set forth below:

     Section 1.01. ACCEPTANCE FOR FILING

     "ACCEPTANCE FOR FILING" means Nycomed's receipt of a letter issued by the EMEA or other Competent Authority indicating acceptance for filing of a regulatory dossier pursuant to Applicable Laws in the Territory.

     Section 1.02. ACUSPHERE KNOW-HOW

     "ACUSPHERE KNOW-HOW" means any and all Know-How related to the Product, including Acusphere's proprietary drug delivery system based on porous microparticles and which is under the Control of Acusphere as of the Effective Date, or is created by Acusphere during the term of this Agreement including, but not limited to, data and documentation of clinical trials and useful for clinical trials created outside the Territory as of the Effective Date and during the term of this Agreement, which is not covered by the Acusphere Patent Rights, but is necessary or useful to develop, Manufacture and commercialize the Product in the Territory for use in the Field.

     Section 1.03. ACUSPHERE MANUFACTURING COST

     "ACUSPHERE MANUFACTURING COST" means the actual cost of the Manufacture by Acusphere of the Product under the Manufacturing Process, including the related quality assurance and quality control activities as required by Applicable Laws, which actual cost shall be comprised of the cost of goods produced as recorded in accordance with GAAP, and shall include direct labor and direct material, including raw materials and packaging materials, and the allocable portion of the overhead of Acusphere attributable to the Manufacture of the Product. Acusphere Manufacturing Cost shall exclude (i) Territory Specific Manufacturing Costs, (ii) selling and research and development expenses and general and administrative expenses associated with selling and research and development or other functions other than manufacturing of the Product; and (iii) those components of the actual cost of the Manufacture by Acusphere of the Product under the Manufacturing Process that may be identified from time to time as being associated solely with Product manufactured for sale outside the Territory, plus the allocable portion of the manufacturing overhead of Acusphere directly attributable thereto. Direct labor costs shall include the cost of all compensation paid to applicable employees, as well as the cost of all fringe benefits and administrative costs associated with the management and payment of these employees; however, such costs shall not include the non-cash costs associated with incentive stock options granted to employees.

     Section 1.04. ACUSPHERE PATENT RIGHTS

     "ACUSPHERE PATENT RIGHTS" means any and all Patent Rights related to the Product, including Acusphere's proprietary drug delivery system as of the Effective Date and at any time during the Term of this Agreement, which are necessary or appropriate to develop, Manufacture and commercialize the Product in the Territory for use in the Field, which are under the Control of Acusphere as of the Effective Date or during the Term, as the case may be, as well as Improvements thereto developed during the Term. The Acusphere Patent Rights as of the Effective Date are set forth on Exhibit A, subject to amendment as provided in Section 10.01 hereof.

     Section 1.05. ACUSPHERE TECHNOLOGY

     "ACUSPHERE TECHNOLOGY" means the Acusphere Patent Rights, the Acusphere Know-How, and the Improvements.

     Section 1.06. ACUSPHERE UNIT FORECAST

     "ACUSPHERE UNIT FORECAST" means the forecast covering projected needs of AI-700 during the first [CONFIDENTIAL TREATMENT REQUESTED] /*/ of requirements of AI-700 of Acusphere and all other customers of Acusphere outside the Territory, on an annual basis, which has been submitted by Acusphere to Nycomed prior to the execution of this Agreement.

     Section 1.07. AFFILIATE

     "AFFILIATE" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

     Section 1.08. APPLICABLE LAWS

     "APPLICABLE LAWS" means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing, packaging or sale of the Product in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product in the Territory, to the extent applicable and relevant, and including all Marketing Authorizations in each Jurisdiction, all cGMP or Good Clinical Practices standards or guidelines promulgated by the FDA, the EMEA or other Competent Authorities and including trade association guidelines, where applicable, as well as United States' export control laws and the United States' Foreign Corrupt Practices Act.

     Section 1.09. BULK PACKAGING SPECIFICATIONS

     "BULK PACKAGING SPECIFICATIONS" means the packaging specifications and the labeling specifications necessary for the transfer of vials of Product from Acusphere to Nycomed, as mutually determined by Acusphere and Nycomed from time to time, and in compliance with Applicable Laws.

     Section 1.10. CERTIFICATE OF COMPLIANCE

     "CERTIFICATE OF COMPLIANCE" means the certificate of compliance in the form attached hereto as Exhibit B.

     Section 1.11. cGMP

     "cGMP" means current good manufacturing practices as defined in 21 Code of Federal Regulations part 210 and 211.

     Section 1.12. CMC DATA

     "CMC DATA" shall mean those data required by Annex I to Directive 2001/83/EC including the qualitative and quantitative particulars of the constituents, stability testing, the description of the manufacturing method and the controls and tests carried out at all relevant stages of the Manufacturing Process.

     Section 1.13. CIS JURISDICTIONS

     "CIS Jurisdictions' means Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Republic of Moldova, Russian Federation, Tadzhikistan, Turkmenistan, Ukraine and Uzbekistan.

     Section 1.14. COLLABORATION

     "COLLABORATION" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.

     Section 1.15. COMPETENT AUTHORITIES

     "COMPETENT AUTHORITIES" means collectively the governmental entities in each country, or recognized regional authorities, in the Territory responsible for the regulation of and/or the reimbursement of medicinal products intended for human use.

     Section 1.16. COMPETITIVE PRODUCT

     "COMPETITIVE PRODUCT" means any ultrasound contrast agent and any radioisotope product which could be substituted in full or in part for the Product for use in the Field in the Territory; provided that: (i) the product as set forth to Acusphere by Nycomed prior to the execution of the Agreement shall not be considered a Competitive Product if sold by Nycomed or an Affiliate of Nycomed in the CIS Jurisdictions only, pursuant to an existing agreement or a renewal thereof; (ii) a product shall not be considered a Competitive Product with respect to any Jurisdiction unless its gross sales in such Jurisdiction over the most recent calendar quarter equaled at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of the amount of gross Product sales in such Jurisdiction by Nycomed and its Affiliates during such calendar quarter; and (iii) a product shall not be considered a Competitive Product with respect to the Territory as a whole unless its gross sales in the Territory as a whole over the most recent twelve months equaled at least the lesser of: (A) [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of the amount of gross Product sales in the Territory as a whole by Nycomed, its Affiliates and Partners during such twelve month period: or (B) [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of the amount of gross Product sales in any Primary Jurisdiction by Nycomed, its Affiliates and Partners during such twelve month period.

     Section 1.17. CONFIDENTIAL INFORMATION

     "CONFIDENTIAL INFORMATION" means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form, marked as confidential (or, if delivered orally, confirmed in writing within thirty (30) days of the date of disclosure). Confidential

Information shall not include any information which the receiving Party can prove by competent evidence:

          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

          (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

          (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

          (d) is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

          (e) is the subject of a written permission to disclose provided by the disclosing Party.

     Section 1.18. CONTROL

     "CONTROL" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement.

     Section 1.19. DEEMED ACUSPHERE MANUFACTURING COST

     "DEEMED ACUSPHERE MANUFACTURING COST" shall be as determined pursuant
Section 7.02.

     Section 1.20. DOLLARS OR "$"

     "DOLLARS" OR "$" means United States Dollars.

     Section 1.21. DOSSIER

     "DOSSIER" means the master regulatory dossier relating to the Product in connection with obtaining a Marketing Authorization for such Product in the Territory, including relevant non-clinical and clinical data and the CMC Data.

     Section 1.22. EMEA

     "EMEA" means the European Medicine Evaluation Agency.

     Section 1.23. FDA

     "FDA" means the United States Food and Drug Administration.

     Section 1.24. FIELD

     "FIELD" means (i) the evaluation of coronary heart disease and (ii) other medical applications of the Product to the extent provided in Section 3.02 (e) hereof.

     Section 1.25. FINAL PACKAGING SPECIFICATIONS

     "FINAL PACKAGING SPECIFICATIONS" means the packaging specifications and the labeling specifications necessary for the resale of Product by Nycomed, its Affiliates or Partners within the Territory, as determined by Nycomed in consultation with Acusphere from time to time, and in compliance with Applicable Laws.

     Section 1.26. FIRST COMMERCIAL SALE

     "FIRST COMMERCIAL SALE" means (i) with respect to a Jurisdiction, the first sale for use, consumption or resale of Product by Nycomed in such Jurisdiction and (ii) with respect to the Territory, the First Commercial Sale in any Jurisdiction, in each case excluding so-called "named patient" sales prior to Marketing Authorization. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product. For avoidance of doubt, the provision of free samples of the Product shall not be construed to constitute a sale of the Product for purposes of this definition.

     Section 1.27. GAAP

     "GAAP" means United States generally accepted accounting principles consistently applied throughout the periods indicated.

     Section 1.28. GOOD CLINICAL PRACTICES

     "GOOD CLINICAL PRACTICES" means current good clinical practices as defined in 21 Code of Federal Regulations part 50 et seq. and part 312 et seq.

     Section 1.29. GOVERNMENTAL APPROVAL

     "GOVERNMENTAL APPROVAL" means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations, required by any Competent Authority as a prerequisite to the Manufacturing, packaging, distribution, marketing or selling of the Product, as well as Pricing and Reimbursement Approvals.

     Section 1.30. IMAGING COMPETITOR

     "IMAGING COMPETITOR" means those competitors of Acusphere in the diagnostic imaging business disclosed in writing by Acusphere to Nycomed prior to the Effective Date.

     Section 1.31. IMPROVEMENTS

     "IMPROVEMENTS" means any and all developments, inventions or discoveries in the Field relating to the Acusphere Technology, including patentable inventions, developed, or acquired by Acusphere or by Nycomed or both Parties jointly, as the case may be, pursuant to activities carried out under this Agreement at any time during the Term and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product.

     Section 1.32. INTELLECTUAL PROPERTY STRATEGY

     "INTELLECTUAL PROPERTY STRATEGY" means the patent strategy setting forth activities related to the Acusphere Patent Rights agreed upon in writing by the Steering Committee at its first meeting after the date hereof, as the same may be amended from time to time by unanimous consent of all members of the Steering Committee.

     Section 1.33. JURISDICTION

     "JURISDICTION" means a country within the Territory.

     Section 1.34. KNOW-HOW

     "KNOW-HOW" means all results, know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information in any tangible or intangible form whatsoever, whether or not patentable, which relate to the Product or the Manufacture of the Product and which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

     Section 1.35. LAUNCH QUANTITY

     "LAUNCH QUANTITY" means a quantity of Product adequate to meet the requirements set forth for the first three (3) months in the Updated Unit Forecast.

     Section 1.36. MAA

     "MAA" means a Marketing Authorization Application, filed or to be filed, with the EMEA or other Competent Authority seeking authorization and approval to place Product on the market in the Territory.

     Section 1.37. MANUFACTURE OR MANUFACTURING PROCESS

     "MANUFACTURE" or "MANUFACTURING PROCESS" means the storage, analysis, handling, production, processing and packaging of a Product, in accordance with this Agreement and Applicable Laws.

     Section 1.38. MANUFACTURING COMPETITOR

     "MANUFACTURING COMPETITOR" means those competitors of Acusphere in the imaging, drug delivery or specialty pharmaceuticals business as disclosed in writing by Acusphere to Nycomed prior to the Effective Date.

     Section 1.39. MARKETING AUTHORIZATION

     "MARKETING AUTHORIZATION" means all necessary and appropriate regulatory approvals, including but not limited to, variations thereto, to place the Product on the market in a particular Jurisdiction.

     Section 1.40. MARKS

     "MARKS" means any trademark, logo, design or trade dress owned by Acusphere or any additional trademark, logo, design or trade dress owned and proposed by Acusphere and approved by Nycomed for use in connection with the marketing and sale of the Product in the Territory, whether registered or not.

     Section 1.41. MINIMUM SALES TARGET

     "MINIMUM SALES TARGET," as used in Section 12.01 hereof, means, with respect to each of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ following the First Commercial Sale of Product in a Jurisdiction, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/ %) of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ for such Jurisdiction [CONFIDENTIAL TREATMENT REQUESTED] /*/, with respect to the [CONFIDENTIAL TREATMENT
REQUESTED] /*/ following First Commercial Sale of Product in a Jurisdiction, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/ %) of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ for such year [CONFIDENTIAL TREATMENT REQUESTED] /*/, and for the [CONFIDENTIAL TREATMENT REQUESTED] /*/ following the First Commercial Sale of Product in a Jurisdiction, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/ %) of the [CONFIDENTIAL TREATMENT REQUESTED] /*/.

     Section 1.42. NET SALES

     "NET SALES" means the total invoice amount of sales of the Product by Nycomed or its Affiliates to any Third Party, after deduction of all the following to the extent applicable to such sales:

        (i) all trade, case and quantity credits, discounts, refunds or rebates actually paid in respect of such sales in amounts customary in the trade and (except for rebates required by a Competent Authority) not in excess of 5%, including without limitation rebates paid to assistance programs and any other price reductions required by a governmental agency or Applicable Laws;

        (ii) allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Nycomed, and retroactive price reductions (including managed care and similar types of rebates), provided that any such price reductions or rebates are taken within 12 months of the initial sale to which they relate;

        (iii) cost of freight, postage and freight insurance to the extent shown on the invoice to the Third Party;

        (iv)   sales taxes, value added taxes, excise taxes, and customs duties;
               and

        (v) cost to Nycomed of export licenses and any taxes (excluding income taxes or similar taxes), fees or other charges associated with the exportation or importation of Products.

     A sale or transfer to an Affiliate of Nycomed for re-sale by such Affiliate shall not be considered a sale for the purpose of this provision but the resale by such Affiliate shall be a sale for such purposes.

     In the event Nycomed or Affiliates transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by such entity in a bona fide arms length transaction with similar customers for the Product

     In the event Nycomed or Affiliates sell Product as part of a bundle with another product, Net Sales with respect to such sales shall be calculated as if such Product was sold separately at the average price per vial for Product sold separately during the calendar quarter of such bundled sale; provided that if Nycomed, its Partners or Affiliates have not sold Product other than in a bundle during such calendar quarter, then Net Sales shall be calculated assuming that the Product was sold at a price per vial equal to the price per vial charged when selling Product outside the Territory, unless Nycomed can otherwise justify to Acusphere's reasonable satisfaction another calculation of Net Sales.

     Nothing in the definition of "Net Sales" shall be construed to preclude Nycomed from granting any and all trade, case and quantity credits, discounts, refunds or rebates in any amounts it deems necessary or appropriate.

     Section 1.43. OUT OF POCKET EXPENSES

          "OUT OF POCKET EXPENSES" means amounts, up to an aggregate maximum of $[CONFIDENTIAL TREATMENT REQUESTED] /*/, actually expended by Nycomed in preparation for marketing the Product in the Territory, consisting of (i) the cost of any required Phase III trial of the Product (up to a maximum of $[CONFIDENTIAL TREATMENT REQUESTED] /*/), (ii) the cost of any Phase IV trial of the Product (up to a maximum of $[CONFIDENTIAL TREATMENT REQUESTED] /*/), and
(iii) other such costs (including for example the cost of market research reports and regulatory applications) up to a maximum in the aggregate of $ [CONFIDENTIAL TREATMENT REQUESTED] /*/.

     Section 1.44. PACKAGING SPECIFICATIONS

     "PACKAGING SPECIFICATIONS" means the Bulk Packaging Specifications and the Final Packaging Specifications.

     Section 1.45. PATENT RIGHTS

     "PATENT RIGHTS" means all rights under patents and patent applications, and any and all patents issuing there from (including utility model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplementary protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

     Section 1.46. PARTNER

     "PARTNER" means a firm or entity with a direct contractual relationship with Nycomed or any of its Affiliates, which contractual relationship provides for the Partner to market, sell or distribute Product. Such term shall include, but not be limited to, parties receiving sublicenses from Nycomed under Section
3.02 or 6.06 hereof.

     Section 1.47. PHASE III EVENT

     "PHASE III EVENT" means if [CONFIDENTIAL TREATMENT REQUESTED] /*/% or more of the total images derived from enrollment to date in Acusphere's current Phase III clinical trials are unevaluable because of the quality of the Product used. Unevaluable shall mean hereunder images [CONFIDENTIAL TREATMENT REQUESTED] /*/.

     Section 1.48. PHASE IV

     "PHASE IV" means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for or abuses of a drug, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after a Marketing Authorization for Product is obtained; provided that for purposes of this Agreement certain Phase IV studies may commence prior to a Marketing Authorization for the Product being obtained.

     Section 1.49. PRICING AND REIMBURSEMENT APPROVALS

     "PRICING AND REIMBURSEMENT APPROVALS" means any pricing and reimbursement approvals which must be obtained before placing Product on the market in any Jurisdiction in which such approval is required or deemed necessary by Nycomed in its reasonable discretion.

     Section 1.50. PRIMARY JURISDICTIONS

     "PRIMARY JURISDICTIONS" means France, Germany, the United Kingdom, Spain, and Italy.

     Section 1.51. PRIME RATE OF INTEREST

     "PRIME RATE OF INTEREST" means the prime rate of interest published from time to time by the European Banking Federation as Euribor (Euro Interbank Offered Rate) for the relevant period. The rates are published at (www.euribor.org).

     Section 1.52. PRODUCT

     "PRODUCT" means AI-700, a medical product under development by Acusphere, initially as an ultrasound contrast agent for use in the evaluation of coronary disease, currently comprised of a sterile, lyophilized powder in glass vials for individual usage, in the form ultimately approved for sale in the Territory and as further described in the Specifications, and all formulations, line extensions and package configurations of the foregoing.

     Section 1.53. PROOF OF CONCEPT TRIAL

     "Proof of Concept Trial" means a clinical trial of the Product in patients or healthy volunteers that demonstrates efficacy on a preliminary basis and therefore justifies proceeding with Phase II or Phase III clinical trials of the Product in a Secondary Indication.

     Section 1.54. ROYALTY

     "ROYALTY" means the royalty to be paid by Nycomed to Acusphere as set forth in Section 4.01.

     Section 1.55. ROYALTY TERM

     "ROYALTY TERM" means with respect to each Jurisdiction, the period of time commencing on the First Commercial Sale of Product in such Jurisdiction and ending on the abandonment, lapse or expiration of the last to expire of the Acusphere Patent Rights covering the Product; provided that the Royalty Term with respect to a Jurisdiction will terminate in the event that all Acusphere Patent Rights covering the Product in such Jurisdiction are found invalid by a final and non-appealable order of a court of competent jurisdiction. Notwithstanding the foregoing, the Royalty Term with respect to Secondary Jurisdictions in which no Patent Rights cover the Product shall begin on First Commercial Sale of Product in such Jurisdiction and shall end on the earlier to occur of (i) the date the Royalty Term ends in the last Primary Jurisdiction, or
(ii) entry into such Secondary Jurisdiction of a Competitive Product that would be covered by Acusphere Patent Rights if marketed in a Primary Jurisdiction, which results in at least a [CONFIDENTIAL TREATMENT REQUESTED] /*/% reduction in Net Sales in such Jurisdiction on average over a [CONFIDENTIAL TREATMENT REQUESTED] /*/ period, when compared to the average monthly Net Sales in such Jurisdiction over the previous [CONFIDENTIAL TREATMENT REQUESTED] /*/, provided that Nycomed has not materially reduced the amount of support for the sales and marketing of the Product in such Jurisdiction.

     Section 1.56. SALES FORECAST

     "SALES FORECAST" means the sales forecast covering the first [CONFIDENTIAL TREATMENT REQUESTED] /*/ of Product sales in the Territory (beginning, as to each Jurisdiction, on the First Commercial Sale of the Product in such Jurisdiction), which has been submitted by Nycomed to Acusphere prior to the execution of this Agreement, as amended by an updated sales forecast which may be submitted by Nycomed to Acusphere no later than six months following submission of the MAA or other applicable regulatory filing and subject to update and approval by the Steering Committee if substantial changes in market conditions occur.

     Section 1.57. SECONDARY JURISDICTIONS

     "SECONDARY JURISDICTIONS" means all Jurisdictions that are not Primary Jurisdictions.

     Section 1.58. SHIPMENT

     "SHIPMENT" means each individual group of Product received by Nycomed from Acusphere.

     Section 1.59. SPECIFICATIONS

     "SPECIFICATIONS" means the specifications for the Product as approved by the FDA and any other Competent Authority, as may be amended in accordance with the Section 6.02. The initial specifications shall be those provided in writing by Acusphere to Nycomed prior to the date hereof.

     Section 1.60. TECHNOLOGY ACCESS AND TRADEMARK USAGE FEE

     "TECHNOLOGY ACCESS AND TRADEMARK USAGE FEE" means an amount corresponding to [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of Net Sales of Product.

     Section 1.61. TERRITORY

     "TERRITORY" means Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, The former Yugoslav Republic of Macedonia, Turkey, Tadzhikistan, Turkmenistan, Ukraine, Uzbekistan, United Kingdom and Yugoslavia.

     Section 1.62. TERRITORY-SPECIFIC MANUFACTURING COSTS

     "TERRITORY-SPECIFIC MANUFACTURING COSTS" means those components of the actual cost of the Manufacture by Acusphere of the Product under the Manufacturing Process that may be identified from time to time as being associated solely with Product manufactured for sale within the Territory, plus the allocable portion of the manufacturing overhead of Acusphere directly attributable thereto.

     Section 1.63. THIRD PARTY

     "THIRD PARTY" means any entity other than: Acusphere, Nycomed, or any Affiliate of Acusphere or Nycomed.

     Section 1.64. UNIT FORECAST

     "UNIT FORECAST" means the forecast covering projected purchases of Product by Nycomed from Acusphere during the [CONFIDENTIAL TREATMENT REQUESTED] /*/ of Product sales in the Territory, on a month-to-month basis, which has been submitted by Nycomed to Acusphere prior to the execution of this Agreement, and as amended by an updated unit forecast which may be submitted by Nycomed to Acusphere no later than six months following submission of the MAA or other applicable regulatory filing. Such updated unit forecast (hereinafter, the "Updated Unit Forecast") shall provide for aggregate requirements of Product that are no less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ % of and no greater than [CONFIDENTIAL TREATMENT REQUESTED] /*/% of those set forth in the Unit Forecast submitted by Nycomed to Acusphere prior to the execution of this Agreement, taking into account Nycomed's good faith estimates of what will be required on a monthly basis as well as the maximum supply capacities of Acusphere on a monthly basis.

     Section 1.65. UNITED STATES

     "UNITED STATES" means the United States of America, its territories and possessions.

     Section 1.66. OTHER DEFINITIONS

          Each of the following terms is defined in the Section set forth opposite such term below:

          Agreement....................................................Preamble
          Acusphere....................................................Preamble
          Binding Purchase Order................................Section 7.06(c)
          Capacity Increase Notice..............................Section 6.05(c)
          Clinical Documentation................................Section 2.02(c)
          Company Sale Transaction................................Section 19.02
          Data.................................................Section 9.02 (a)
          Effective Date...............................................Preamble
          European Development Program..........................Section 2.02(b)
          Failure of Supply.....................................Section 6.06(c)
          Firm Order...............................................Section 7.07
          Force Majeure...........................................Section 19.03
          Good Reason.............................................Section 12.01
          Initiating Group........................................Section 19.01
          License..................................................Section 3.02
          Losses..............................................Section 14.02 (a)
          NDA...................................................Section 9.02(a)
          Non-Conforming Products..................................Section 8.01
          Nycomed......................................................Preamble
          Other Group.............................................Section 19.01
          Parties......................................................Preamble
          Party........................................................Preamble
          Primary Indication....................................Section 3.02(e)
          Projected Capacity....................................Section 6.05(c)
          Purchase Price...........................................Section 7.01
          Reasonable Cause......................................Section 3.02(d)

          Recall..................................................Section 16.01
          Results...............................................Section 2.02(c)
          Royalty Statement.....................................Section 4.05(a)
          Secondary Indication..................................Section 3.02(e)
          Steering Committee....................................Section 5.01(e)
          Term....................................................Section 18.01
          Updated Unit Forecast....................................Section 1.64
          U.S. Development Program..............................Section 2.02(a)

                                   ARTICLE II

                                  COLLABORATION

     Section 2.01. OBJECTIVES.

     Pursuant to the European Development Program and/or the U.S. Development Program, as applicable, Acusphere and Nycomed shall conduct activities using the Acusphere Technology to develop the Product for use in the Field in the Territory.

     Section 2.02. CORONARY HEART DISEASE DEVELOPMENT PROGRAM.

          (a) U.S. DEVELOPMENT PROGRAM. Acusphere shall conduct research and development of the Product for the Primary Indication for the U.S. market at its own cost and expense, subject to the payment of certain expenses by Nycomed as set forth herein, pursuant to a written development program (the "U.S. Development Program"), a copy of which is attached hereto as Exhibit
     C. In conducting the U.S. Development Program, Acusphere agrees to use all commercially reasonable efforts to obtain Marketing Authorization within the United States. As its contribution to such program, and in partial consideration of the rights granted to Nycomed hereunder, Nycomed shall pay Acusphere $8 million, in eight consecutive non-refundable (except as otherwise provided in this Agreement), quarterly installments of $1 million, commencing three business days after the Effective Date.
     During the course of its current Phase III trial of the Product, Acusphere shall continue its practice of quality review of ultrasound images as they are produced in the trial, and Nycomed shall, at reasonable intervals and on reasonable notice, be entitled to audit the results of such review for the sole purpose of reviewing the technical quality of the images.

          (b) EUROPEAN DEVELOPMENT PROGRAM FOR THE PRIMARY INDICATION.

                   (i) If additional clinical trials or additional tests are required by Competent Authorities to market the Product for the Primary Indication in the Territory or to establish reimbursement prices and such clinical trials or additional tests are not required outside the Territory, then the Parties shall discuss the design of such clinical trials and tests and Nycomed shall conduct such clinical trials and tests at Nycomed's sole cost and expense for the Territory. Acusphere shall provide Nycomed with reasonable telephone and administrative support in such clinical trials and tests, and shall supply to

            Nycomed reasonable amounts of the Product necessary for such additional clinical trials and tests (up to [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials) free of charge; provided that if Nycomed requires any such clinical trial materials prior to [CONFIDENTIAL TREATMENT REQUESTED] /*/, it shall pay Acusphere [CONFIDENTIAL TREATMENT REQUESTED] /*/% of Acusphere's costs of providing such materials. Any additional supply of Product required for such clinical trials shall be supplied by Acusphere at the then-current Acusphere Manufacturing Cost.

                   (ii) If Nycomed desires to conduct additional clinical trials to support marketing of the Product in the Territory for the Primary Indication, and such studies are not required by Competent Authorities to market the Product in the Territory or to establish reimbursement price(s) for the Product in the Territory, then the parties shall discuss the design of such clinical trials and tests. Nycomed will take due consideration to the potential interference such trial may have on Acusphere's FDA approval before starting any such trial. For the avoidance of any doubt, Nycomed shall make the final determination as to the design of such clinical trials and tests and shall execute such clinical trials and tests at Nycomed's sole cost and expense; provided that Nycomed will consider the effect of such designs on the marketing and sale of the Product outside the Territory. Acusphere shall provide Nycomed with reasonable telephone and administrative support in such clinical trials and tests and shall supply to Nycomed reasonable amounts of the Product necessary for such additional clinical trials and tests ([CONFIDENTIAL TREATMENT REQUESTED] /*/ vials) free of charge; provided that if Nycomed requires any such clinical trial materials prior to [CONFIDENTIAL TREATMENT REQUESTED] /*/, it shall pay Acusphere [CONFIDENTIAL TREATMENT REQUESTED] /*/% of Acusphere's costs of providing such materials.. Any additional supply of Product required for such clinical trials shall be supplied by Acusphere at the then-current Acusphere Manufacturing Cost.

                   (iii) Acusphere shall consider providing Nycomed, at no cost, with up to an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] /*/ vials of Product to be provided by Nycomed as free samples to prospective customers.

          (c) REGULATORY AND CLINICAL DOCUMENTS. Nycomed will own all documentation, including all notes, summaries and analyses related thereto, developed in connection with such clinical trials and regulatory submissions in the Territory (the "Clinical Documentation") and the results of such clinical testing (the "Results"); provided that Nycomed shall provide Acusphere with copies of all the Clinical Documentation and the Results; and further provided, that Nycomed shall provide Acusphere with reasonable access to and full use of the Clinical Documentation and the Results.

          (d) AUDIT OF PRODUCT COSTS. Nycomed shall have the right to cause an independent, certified public accountant reasonably acceptable to Acusphere to audit those records of Acusphere relating to the calculation of those costs and expenses of Acusphere for which Nycomed is responsible under this Section
     2.02 for the sole purpose of verifying such costs and expenses. Such audits may be exercised during normal business hours no more than once in a twelve
     (12) month period upon at least ten (10) days prior written notice.

     Section 2.03. COMMERCIALLY REASONABLE EFFORTS TO COMMERCIALIZE.

     Nycomed shall use all commercially reasonable efforts to diligently pursue approval of the Product in each Primary Jurisdiction for use in the Field (as such term is defined in Section 3.02(e), below) and in each Secondary Jurisdiction unless there is Reasonable Cause (as such term is defined in Section 3.02 (d), below) not to launch.

     Section 2.04. COMMERCIALIZATION.

     Nycomed, at its own expense and discretion, will be responsible for conducting all sales and marketing activities, including, but not limited to, sales calls and presentations, medical education, trade shows and market research related to selling or marketing the Product within the Territory and shall pay all duties, fees, tariffs and similar obligations required to market the Product in the Territory.

     Section 2.05. AVAILABILITY OF RESOURCES; COOPERATION.

     Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party pursuant to the European Development Program or the U.S. Development Program, as applicable. Upon reasonable advance notice, each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues. The cost of such availability of employees shall be borne by the requesting Party.

                                   ARTICLE III

                                     LICENSE

     Section 3.01. LICENSE FEE.

     In partial consideration for the License granted under Section 3.02(a), Nycomed shall pay to Acusphere an initial one-time non-refundable (except as set forth in this Agreement) license fee equal to Four Million Dollars ($4,000,000) three business days after the Effective Date by wire transfer of immediately available funds to an account to be designated by Acusphere to Nycomed prior to the Effective Date.

     Section 3.02. LICENSE TERMS.

     The terms and conditions of the exclusive license (the "License") granted by Acusphere to Nycomed shall be as follows:

          (a) LICENSE GRANT. Subject to the terms of this Agreement, Acusphere hereby grants to Nycomed an exclusive license under the Acusphere Technology to use, develop, market, advertise, promote, distribute, offer for sale, sell, import, package and label, but not to make or have made, the Product in the Territory for use in the Field, with a right to sublicense in accordance with this Section 3.02, and agrees to transfer the Acusphere Know-How to Nycomed, to the extent Nycomed reasonably finds it necessary and sufficient to exercise its rights and perform its obligations hereunder. This exclusive license can only be transferred by Nycomed on the basis set forth in Section 19.02.

          (b) RIGHT TO SUBLICENSE WITHOUT MANUFACTURING. Subject to the terms of this Agreement and with the prior written approval of Acusphere, such approval not to be unreasonably withheld, Nycomed shall have the right to grant a sublicense of its rights under Section 3.02(a) to a Third Party; provided that such Third Party does not market a Competitive Product in the Territory. Nycomed shall continue to be responsible for performance of such obligations despite any sublicense.

          (c) LICENSE TO MANUFACTURE AND SUBLICENSE RIGHT TO MANUFACTURE. Subject to the terms of this Agreement, Nycomed shall have the right to grant, only with Acusphere's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, a sublicense under the Acusphere Technology to Manufacture the Product, under the non-exclusive license granted to Nycomed under Section 6.06 and in accordance with the terms set forth therein. At Acusphere's request, as part of such approval process, Nycomed shall provide Acusphere with a copy of such portions of any such sublicense as relate to confidentiality or intellectual property rights. Nycomed shall be responsible for and shall guarantee the performance by the sublicensee of such obligations. Any such sublicensee shall be obliged to Manufacture Product in accordance with Applicable Laws and in accordance with the Specifications and Manufacturing Process used by Acusphere. Notwithstanding anything in this Agreement to the contrary, in no event shall Nycomed have the right to grant any sublicense to the Acusphere Technology to any Manufacturing Competitor, unless no party who is not a Manufacturing Competitor is capable of Manufacturing the Product in a timely manner.

          (d) LICENSE TERMINATION. If Nycomed has not made the First Commercial Sale of Product in each Primary Jurisdiction within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after Governmental Approval has been received for the Product in such Primary Jurisdiction, or has not made the First Commercial Sale of Product in each Secondary Jurisdiction within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after Governmental Approval has been received for the Product in such Secondary Jurisdiction and provided that Acusphere has Launch Quantities of the Product available for sale within the applicable Jurisdiction, then the following shall occur: (1) Acusphere shall have the right to grant a license to a Third Party, to market, advertise, promote, distribute, offer for sale, sell or import the Product in such

     Jurisdiction or Jurisdictions; (2) Acusphere shall have the right by written notice to immediately terminate the licenses granted to Nycomed within such Jurisdiction or Jurisdictions under this Agreement and (3) Nycomed shall grant to Acusphere, with respect to each such Jurisdiction, an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use the Clinical Documentation, the Results and the Marketing Authorizations and make any required filings with Competent Authorities, only to the extent necessary and sufficient for Acusphere or its licensee to market the Product; provided, however, such rights shall not include any license or other right to use Nycomed's design, trademarks or trade dress and provided that such rights shall not include any license or other right to the Marks in such Jurisdiction. Notwithstanding the foregoing, if Nycomed fails to make the First Commercial Sale in a particular Secondary Jurisdiction because of Reasonable Cause (after notifying Acusphere in writing as to the specifics and nature of such Reasonable Cause), then its obligation to make the First Commercial Sale in such Secondary Jurisdiction shall be deferred for so long as such Reasonable Cause exists, and the consequences set forth in clauses (1), (2) and (3) above shall be inapplicable. For purposes hereof "Reasonable Cause" shall be deemed to exist if Nycomed reasonably determines that launch would not be commercially viable in such Jurisdiction or that launch in such jurisdiction would substantially limit the commercial potential of the Product in other Jurisdictions; provided that Nycomed shall, prior to making such determination and from time to time if requested by Acusphere (but no more than once per year), provide Acusphere with evidence to support such determination.

          (e) FIELD DEFINITION; SECONDARY INDICATIONS. The definition of "Field" for purposes of this Agreement shall include both (A) the evaluation of coronary heart disease (the "Primary Indication") and (B) such other medical indications for the Product ("Secondary Indications"), as may be added to the Field pursuant to this Subsection 3.02 (e).

                   (i) If at any time Nycomed desires to commence a development program in the Territory for a particular Secondary Indication, it shall so notify Acusphere in writing (such notification to include, without limitation, a cost-sharing proposal, along with an explanation of the rationale for commencing the development program, and information on market size, opportunity and the time and cost involved prior to approval of an MAA submission). If Acusphere reasonably determines that such development program would damage or interfere with the market for the Product outside the Territory, it will so notify Nycomed in writing within 90 days after receipt of the notice from Nycomed. If Acusphere does not provide such notice, then Nycomed shall be free to commence such development program, and such Secondary Indication shall be added to the Field. If Acusphere wishes to participate in such development, it shall so notify Nycomed in writing during such 90 day period, and the Parties shall for an additional 90 days negotiate in good faith to agree on a cost-sharing arrangement with regard to such program. It is expected that such cost-sharing arrangement would provide for Acusphere to have the right to use data generated by such program to develop the Secondary Indication in the United States and elsewhere outside the Territory in return for reimbursement of [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the costs of such program (plus [CONFIDENTIAL TREATMENT REQUESTED] /*/%) unless it is determined that the relative size of the market for such Secondary Indication in the United States as compared to inside the Territory is not [CONFIDENTIAL TREATMENT REQUESTED] /*/. If no agreement is reached within such 90 day period, Nycomed shall have the right to develop the Product for the Secondary Indication within the Territory, the Secondary Indication shall be added to the Field, and Acusphere shall have no right to use the data generated by Nycomed in such development for commercialization of the Secondary Indication outside of the Territory, but shall have access to such data for regulatory and pharmacovigilance purposes. Any inventions created by Nycomed in the conduct of such development (provided that they are not Improvements, as such term is defined in this Agreement) shall be owned solely by Nycomed.

                   (ii) At any time after receipt of the first Governmental Approval for the Product in the Territory for the Primary Indication, but prior to the time that Nycomed has begun a development program in the Territory with respect to a particular Secondary Indication (as evidenced by the commencement of Proof of Concept Trials of the Product for use in such Secondary Indication, after completion of the procedures set forth in paragraph (i) of this Subsection 3.02 (e)), Acusphere shall be entitled to develop the Product for such Secondary Indication in the Territory by itself or through arrangements with a Third Party; provided that at such time as Acusphere (or a Third Party acting on its behalf) shall have completed a Proof of Concept Trial with respect to such Secondary Indication Acusphere shall notify Nycomed in writing of its intent to go forward with such development, and shall give Nycomed all information related thereto as may be reasonably required for Nycomed to determine whether or not it wishes to proceed to develop such Secondary Indication (such information to include, without limitation, the data from such Proof of Concept Trial, a cost-sharing proposal, along with an explanation of the rationale for commencing the development program, and information on market size, opportunity and the time and cost involved prior to approval of an MAA submission). If Nycomed so requests in writing within such ninety (90) day period, the Parties shall, for 90 days thereafter, engage in good faith negotiations regarding an arrangement for Nycomed to obtain an exclusive license to such Secondary Indication within the Territory. Such exclusive license to the Secondary Indication within the Territory shall be given on the same terms and conditions as for the Primary Indication set out in this Agreement, with exception of payment for U.S. Development Program as provided for in Section 2.02 (a) and with exception of payment of a license fee as set forth in Section 3.01 or Milestone Payments as provided for in Section 4.03 to Acusphere; provided that such agreement shall provide for Nycomed to reimburse Acusphere for [CONFIDENTIAL TREATMENT REQUESTED] /*/ of the costs of such program (plus [CONFIDENTIAL TREATMENT REQUESTED] /*/) unless it is determined that the relative size of the market for such Secondary Indication in the United States as compared to inside the

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            Territory is not [CONFIDENTIAL TREATMENT REQUESTED] /*/. If an
            agreement is reached, then such Secondary Indication shall be added to the definition of Field for all purposes of this Agreement. If no agreement is reached within such 90 day period, then Acusphere shall thereafter be free to develop such Secondary Indication in the Territory by itself or through a Third Party (provided that no agreement with a Third Party shall provide such Third Party with terms substantially more favorable to such Third Party than those last offered to Nycomed), Nycomed shall cease to have the right to commence a development program with respect to such Secondary Indication and such Secondary Indication shall no longer be available for inclusion in the definition of Field. In such event, Acusphere agrees to market the Product for such Secondary Indication under a brand name that is different from the Marks or any other trademark used by Nycomed to market the Product for the Field and to take all actions as may be commercially reasonable and consistent with Applicable Law not to violate or jeopardize the market for the Product in the Territory for the Field.

     Section 3.03. MARKS.

     Subject to the terms and conditions of this Agreement, Acusphere hereby grants to Nycomed an exclusive, royalty-free right to use the Marks in the Territory in connection with the use, development, marketing, advertising, promotion, distribution and sale of the Product in the Field. Acusphere shall have the right to monitor Nycomed's use of the Marks for the purpose of protecting and maintaining the standards of quality maintained by Acusphere for products sold under the Marks and for use of the Marks. This license shall terminate upon termination of this Agreement.

     Section 3.04. OWNERSHIP OF IMPROVEMENTS.

     All right, title and interest in and to any Improvements made or conceived during and as a direct result of either Party's work in connection with this Agreement, shall be owned by Acusphere.

                                   ARTICLE IV

                         ROYALTY AND MILESTONE PAYMENTS

     Section 4.01.  ROYALTY PAYMENTS.

     Nycomed shall pay to Acusphere a royalty based on annual Net Sales as set forth below, for a period equal to the Royalty Term for the Product in each Jurisdiction as follows:

          (a) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the first [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/) of Net Sales of Product;

          (b) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent

     ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the Net Sales of Product in excess of [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/) but less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/);

          (c) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the Net Sales of Product in excess of [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/) but less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/); and

          (d) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the Net Sales of Product in excess of [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/).

     All Royalty payments due to Acusphere under this Agreement shall be paid within forty five (45) days of the end of each calendar quarter, unless otherwise specifically provided herein. They shall be calculated based on Net Sales in each Jurisdiction's currency in which Net Sales have occurred, and shall be converted to U.S. Dollars as of the end of the applicable calendar quarter.

     Section 4.02. TECHNOLOGY ACCESS AND TRADEMARK USAGE FEE.

     Upon termination of the Royalty Term, on a Jurisdiction-by-Jurisdiction basis, and until the end of the Term, Nycomed shall pay to Acusphere the Technology Access and Trademark Usage Fee in lieu of the royalty payments that would otherwise be due to Acusphere hereunder.

     All Technology Access and Trademark Usage Fee payments due to Acusphere under this Agreement shall be paid within forty five (45) days of the end of each calendar quarter, unless otherwise specifically provided herein.

     Section 4.03. MILESTONE PAYMENTS.

     Nycomed shall pay to Acusphere, as licensing fees, the following milestone payments within forty-five (45) days after the occurrence of the specified milestone event:

          (a) [CONFIDENTIAL TREATMENT REQUESTED] /*/ upon receipt of the first Acceptance for Filing of an MAA for the Product in any Primary Jurisdiction, provided that Acusphere has used all commercially reasonable efforts to fulfill any and all of its obligations under the Intellectual Property Strategy to be performed before such time;

          (b) [CONFIDENTIAL TREATMENT REQUESTED] /*/ upon the First Commercial Sale of the Product in any Jurisdiction, provided that Acusphere has used all commercially reasonable efforts to fulfill any and all of its obligations under the Intellectual Property Strategy to be performed before such time.

For the avoidance of doubt, the milestone payments referred to in this Section
4.03 shall be paid only once by Nycomed.

     Section 4.04. SALES MILESTONE PAYMENTS.

     Nycomed shall pay to Acusphere the following milestone payments within forty-five (45) days after the end of the calendar quarter in which the specified sales milestone event occurs:

          (a) [CONFIDENTIAL TREATMENT REQUESTED] /*/ when the aggregated Net Sales of Product in the Territory for the calendar year first exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/);

          (b) [CONFIDENTIAL TREATMENT REQUESTED] /*/ when the aggregated Net Sales of Product in the Territory for the calendar year first exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/);

          (c) [CONFIDENTIAL TREATMENT REQUESTED] /*/ when the aggregated Net Sales of Product in the Territory for the calendar year first exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/);

          (d) [CONFIDENTIAL TREATMENT REQUESTED] /*/ when the aggregated Net Sales of Product in the Territory for the calendar year first exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/);

          (e) [CONFIDENTIAL TREATMENT REQUESTED] /*/ when the aggregated Net Sales of Product in the Territory for the calendar year first exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/).

     For the avoidance of doubt, each of the milestone payments referred to in this Section 4.04 shall be paid only once by Nycomed.

     Section 4.05. REPORTS.

          (a) REPORTS. Nycomed shall furnish to Acusphere a quarterly written report showing in reasonably specific detail, on a Jurisdiction by Jurisdiction basis, (a) the calculation of Net Sales; (b) royalties payable in United States' Dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the First Commercial Sales of the Product in any Jurisdiction during the reporting period; and
     (e) the exchange rates used to determine the amount of United States' Dollars (collectively, the "Royalty Statement"). Royalty Statements shall be due as soon as possible, but in any event no later than forty-five (45) days following the close of each calendar quarter. Upon replacement of the Royalty by the Technology Access and Trademark Usage Fee, on a Jurisdiction-by-Jurisdiction basis, Nycomed shall provide similar quarterly written reports to Acusphere (collectively, the "Technology Access and Trademark Usage Fee Statement"). Technology Access and Trademark Usage Fee Statements shall be due as soon as possible, but in any event no later than forty-five (45) days following the close of each calendar quarter. In addition, Nycomed shall furnish Acusphere, for its information only, with reports of gross sales of the Product in the Primary Jurisdictions for each of the two first months of each calendar quarter, within ten days after the end of such month.

          (b) EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in United States dollars. With respect to each quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange published by the European Central Bank (www.ecb.int) on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Acusphere, unless otherwise specified in writing by Acusphere.

          (c) LATE PAYMENTS. In the event that any payment, including contingent payments, due hereunder is not made when due, each such payment shall accrue interest from the date due at Prime Rate of Interest plus three percent per annum; provided that no interest shall be payable during any period in which a payment is disputed. The payment of such interest shall not limit Acusphere from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

          (d) RECORDS AND AUDITS. During the Term and for a period of five (5) years thereafter or as otherwise required in order for Acusphere to comply with Applicable Law, Nycomed shall keep complete and accurate records in sufficient detail to permit Acusphere to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and/or Technology Access and Trademark Usage Fee Statement and all payments due hereunder and; (ii) the calculation of Net Sales. Nycomed shall permit an independent, certified public accountant reasonably acceptable to Nycomed to audit and/or inspect those records of Nycomed (including but not limited to financial records) that relate to Net Sales, Royalty Statements, Technology Access and Trademark Usage Fee Statements for the sole purpose of: (A) verifying the completeness and accuracy of the Royalty Statements and/or the Technology Access and Trademark Usage Fee Statements; (B) verifying the calculation of Net Sales and (C) to confirm Royalty payments, Technology Access and Trademark Usage Fee payments for the Product for the previous year. Such inspection shall be conducted during Nycomed's normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by Acusphere to Nycomed. If such accounting firm concludes that such payments were underpaid for the preceding year, Nycomed shall pay Acusphere the amount of any such underpayments for the preceding year, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date Acusphere delivers to Nycomed such accounting firm's report so concluding that such payments were underpaid for the preceding year. If such accounting firm concludes that such payments were overpaid for the preceding year, Acusphere shall provide Nycomed with a credit in the amount of any such overpayments for the preceding year, within thirty (30) days of the date Acusphere delivers to Nycomed such accounting firm's report so concluding that such payments were overpaid for the preceding year. Acusphere shall bear the full cost of such audit unless such audit discloses an underpayment by more than five percent (5%) of the amount due for the preceding year. In such case, Nycomed shall bear the full cost of such audit.

          (e) TAXES. All taxes levied on account of the payments accruing to Acusphere under this Agreement shall be paid by Acusphere for its own account, including taxes levied thereon as income to Acusphere. If provision is made in law or regulation requiring withholding, such tax shall be deducted from the payment made by Nycomed, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Acusphere. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

          (f) PROHIBITED PAYMENTS. Notwithstanding any other provision of this Agreement, if Nycomed is prevented from paying any payments by virtue of the statutes, laws, codes or governmental regulations of the Jurisdiction from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to Acusphere's account in a bank acceptable to Acusphere in the Jurisdiction whose currency is involved.

                                    ARTICLE V

                                COMMERCIALIZATION

     Section 5.01. PROMOTION AND MARKETING OBLIGATIONS.

          (a) MARKETING EFFORTS. Nycomed agrees to use all commercially reasonable efforts to promote the sale, marketing and distribution of the Product in each Jurisdiction (except for Secondary Jurisdictions where there is Reasonable Cause (as such term is defined in Section 3.02 (d) not to launch), consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by Nycomed in good faith and shall be based upon market size, price, competition and general marketing parameters. Each Party shall promptly advise the other Party of any issues that materially and adversely affect its ability to market the Product in the Territory. In such event, senior executives of Nycomed and Acusphere shall meet and in good faith discuss what actions should be taken in light of such issues. It is clearly understood that Nycomed, alone, shall determine the sales prices for the Product in the Territory.

          (b) PACKAGING. Acusphere shall package the Product in compliance with the Bulk Packaging Specifications and Applicable Laws. Acusphere, in consultation with Nycomed, shall be responsible for assuring that such packaging conforms with all Applicable Laws, if any, of the FDA for export of the Product into the Territory and that the vials comply with the Bulk Packaging Specifications. Unless the Parties otherwise agree in writing, Nycomed, in consultation with Acusphere, shall be responsible for packaging the Product for resale in the Territory in accordance with the Final Packaging Specifications and assuring that final packaging and labeling comply with all Applicable Laws where such Product is to be distributed for sale in the Territory. All additional incremental costs resulting from changes to the Packaging Specifications made at the request of Nycomed that are not required to export or import the U.S. Product to countries in the Territory under Applicable Laws shall be borne by Nycomed.

          (c) DESIGN. Nycomed shall be free to determine, in consultation with Acusphere, all use within the Territory of the Marks, logo and design related to the Products to be used on packaging material as well as promotion material, and shall ensure compliance with Applicable Laws in the Territory related hereto. Nycomed hereby grants Acusphere the right to use any such logo, design, trade dress (other than Nycomed's trademarks) outside the Territory.

          (d) SALES FORECASTS, MARKETING PLANS AND REPORTS. Sixty (60) days prior to the expected date of First Commercial Sale in the Territory and at the beginning of each calendar year thereafter, Nycomed shall submit to the Steering Committee in writing the annual marketing, sales and distribution plan for the Product, including its sales forecasts, detailing Nycomed's and its Affiliates' proposed marketing, sales and distribution strategy and tactics for the sale and distribution of Product during such calendar year, or portion thereof. In addition, upon the request of Acusphere, Nycomed shall submit to the Steering Committee copies of any market research reports relating to Product sales and Product competition which Nycomed or its Affiliates commission or otherwise obtain to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, Nycomed may submit to the Steering Committee only those excerpts from such plans or reports which relate to the Product and Product competition. In addition, at the request of Nycomed, Acusphere shall submit to the Steering Committee any market research reports for the Product it creates or acquires for its own use; provided that the terms of acquisition of such report permit Acusphere sharing it with the Steering Committee. For the avoidance of doubt, nothing in this Agreement shall obligate Acusphere to create or acquire any such reports.

          (e) STEERING COMMITTEE.

                   (i) FORMATION AND FUNCTION. Promptly after the Effective Date, Nycomed and Acusphere will each appoint two (2) senior representatives to a committee (the "Steering Committee") that shall have oversight for any activity under this Agreement for the Territory. Acusphere will appoint one of their representatives as chairman of the Steering Committee for the initial twelve (12) months. Thereafter, the chairmanship will rotate between a Nycomed member and an Acusphere member every twelve (12) months. The Steering Committee shall act only with the unanimous consent of its members. Except as set forth in Section 12.01, the Steering Committee will be consulted by both Parties on all major decisions in the development, manufacture, intellectual property protection and marketing of the Product in each Jurisdiction in the

            Territory, including, without limitation, in the following areas as they relate to the Product:

                         (A) Product positioning in the marketplace;

                         (B) quantity of direct selling efforts, including the
                 number of sales details to be made;

                         (C) extent and degree of non-personal selling and
                 promotional efforts;

                         (D) quantity and content of workshops and medical
                 symposia;

                         (E) design and implementation of a Phase IV clinical
                 study program to support the Product;

                         (F) selection of physicians for a medical steering
                 committee and speakers bureau;

                         (G) planning for regulatory submissions in the
                 Territory;

                         (H) dispute resolution regarding sales, marketing and
                 promotional activities related to the Product;

                         (I) intellectual property matters, including adoption
                 of the Intellectual Property Strategy and matters pertaining to the Marks;

                         (J) manufacturing issues; and

                         (K) design and performance of other clinical studies in
                 any Jurisdiction of the Territory.

            Nycomed, alone, will be responsible for making the final decisions on the sales and marketing of the Product within the Territory regardless of the action or inaction of the Steering Committee. Notwithstanding the foregoing, for the avoidance of doubt, Acusphere, alone, shall make the final decision on all matters concerning the Manufacture of the Product, unless and until Nycomed exercises its Manufacturing rights, as provided in Section 6.06.

                   (ii) MEETINGS. The Steering Committee will meet every three (3) months and at such other times as a Party may request, alternating between Roskilde, Denmark and Boston, MA, USA and will otherwise communicate regularly by telephone, email, facsimile and/or video conference. The chairman of the Steering Committee shall prepare minutes of all meetings. Each Party recognizes the importance of the Steering Committee in the success of the Collaboration and will use diligent efforts to cause all of its representatives on the Steering Committee to attend all meetings of the Steering Committee. A Party may change any of its appointments to the

            Steering Committee at any time upon giving written notice to the other Party. Each Party shall bear its own costs related to any such meetings.

                   (iii) WORKING GROUPS. The Steering Committee may establish appropriate working groups for the marketing and any other activities necessary for the development and marketing of the Product in the Territory. Each working group shall meet at such intervals as may be specified by the Steering Committee, and at such other times as a Party may request, alternating between Roskilde, Denmark and Boston, MA, USA and will otherwise communicate regularly by telephone, email, facsimile and/or video conference. All actions of a working group shall be by unanimous consent of its members and be reported to the Steering Committee in writing for approval by the Steering Committee. Any disputes or disagreements within a working group shall be resolved by the Steering Committee.

                                   ARTICLE VI

                             MANUFACTURE AND SUPPLY

     Section 6.01. AGREEMENT TO SUPPLY PRODUCT.

     Subject to the terms hereof, Nycomed agrees to purchase exclusively from Acusphere, and Acusphere agrees to Manufacture for, and sell to Nycomed for a period of five years following First Commercial Sale in the Territory, Nycomed's total requirements for the Product in the Territory on the terms and conditions set forth herein; provided that the Parties agree to consider renewing such exclusive purchasing relationship at the end of the five year period and any subsequent renewal period and that, if Nycomed so requests, Acusphere shall use commercially reasonable efforts to continue to supply Nycomed its total requirements of Product on the terms set forth in this Agreement. Acusphere may subcontract any part of the Manufacturing Process for the Product to a Third Party provided: (a) the Product and the facilities continue to meet the requirements as defined in this Agreement, (b) Acusphere or Nycomed has obtained all required Governmental Approvals to subcontract any part of the Manufacturing Process for the Product to be sold in the Territory (c) Acusphere will solely bear any and all additional costs to the Manufacturing Costs resulting directly and indirectly from such subcontracting and shall continue to be responsible for performance of its obligations under this Agreement despite any such sublicensing and (d) the Third Party or Nycomed has obtained all required Governmental Approvals for the Manufacturing Process for the Product to be sold in the Territory. The costs for release testing of Product on first importation into the Territory shall be borne exclusively by Nycomed. During the Term of this Agreement, Acusphere shall not sell Product directly in the Territory or to any Third Party for active resale within the Territory, except for such countries within the Territory where Acusphere has co-marketing rights pursuant to Section 12.01 or in which Nycomed's license has terminated pursuant to
Section 3.02(d).

     Section 6.02. QUALITY ASSURANCE; CHANGES.

          (a) Acusphere shall Manufacture the Product in accordance with the Specifications and Applicable Laws. Any changes in the Specifications, other than those required by Applicable Laws or a Competent Authority, shall be agreed in writing between the Parties. Acusphere shall update the Specifications after agreed changes, and shall provide Nycomed with such new Specifications after revision. If Acusphere wishes to make any changes in the Manufacturing Process or in Acusphere's quality assurance procedures regarding the Product to be sold in the Territory Acusphere shall consult in writing with Nycomed. Acusphere shall give Nycomed in writing all relevant information regarding the proposed changes, in order for Nycomed to assess, among other things, whether a notification to the relevant Competent Authorities is needed, and the Parties shall following such assessment agree to a date for implementation of such changes. Proposed changes which require changes to the Specifications or which might render Acusphere unable to supply Product in accordance with the terms of this Agreement may not be implemented without the applicable Governmental Approval of any Competent Authority and Nycomed's prior, written consent thereto, which consent will not be unreasonably withheld, conditioned or delayed by Nycomed.

          (b) Except for changes required by a Competent Authority, Acusphere shall bear any and all costs of implementing any changes it initiates, and Nycomed shall bear any and all costs of implementing any changes it initiates.

          (c) Each Party shall promptly notify the other Party in writing of any changes required by a Competent Authority in the Territory in the Specifications or Acusphere's quality assurance procedures or Manufacture. Acusphere shall use all commercially reasonable efforts to implement any such changes if feasible; provided that Nycomed shall be responsible for obtaining all necessary approvals from the Competent Authorities in the Territory. The costs of implementing changes required by Competent Authorities that only affect the Product sold in the Territory shall be borne solely by Nycomed. The costs of implementing changes required by Competent Authorities that only affect the Product sold outside the Territory shall be borne solely by Acusphere. The costs of implementing changes required by Competent Authorities (whether within or without the Territory) that affect not only the Product sold inside the Territory but also AI-700 sold by Acusphere or its partners outside the Territory, shall be borne [CONFIDENTIAL TREATMENT REQUESTED] /*/% by Acusphere and [CONFIDENTIAL TREATMENT REQUESTED] /*/% by Nycomed, unless it is determined that the relative size of the market for the Product in the US and all other countries outside the Territory where the AI-700 is being actively sold as compared to the Territory is not [CONFIDENTIAL TREATMENT REQUESTED] /*/.

     Section 6.03. ACUSPHERE'S DUTIES.

     Acusphere covenants to Manufacture the Product in accordance with the Specifications and Applicable Laws, and to furnish to Nycomed with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications and with Applicable Laws regarding the importation of the Product. The Product will be subjected to testing and release for the European markets by Nycomed at its designated facility, at its own cost and using validated methods provided by Acusphere, in order to verify conformance of the Product with the Specifications, Applicable Laws and the warranties set out in Section 8.01. In addition, Acusphere shall:

          (a) as soon as possible provide Nycomed with a copy of the written sampling and testing procedures used by Acusphere to confirm conformity of the Product to the Specifications and Applicable Laws;

          (b) retain a sample of each batch of Product for a period equal to the lesser of (i) five (5) years or (ii) such period as required by Applicable Laws or the Competent Authorities. Upon the written request of Nycomed, Acusphere shall make such samples available to Nycomed for inspection. The retained sample shall be sufficient in size to allow Nycomed and Acusphere to perform tests to determine whether or not the Product conforms to the Specifications and Applicable Laws. The retained sample shall be kept under the same conditions as under the approved storage conditions;

          (c) maintain records to ensure Acusphere's ability to perform a complete lot history via lot tracing of the Product;

          (d) keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product for a period equal to the longer of (i) five (5) years or (ii) such period as required by Applicable Laws or the Competent Authorities, with such period commencing on the expiration date of the last lot of the last batch of Product Manufactured and shipped to Nycomed. Acusphere shall make all such records available to Nycomed upon request;

          (e) consult on an ongoing basis with the Steering Committee on all aspects of the manufacturing and development of the Product, including the use of any subcontractors to perform part of the Manufacturing Process and assist Nycomed on an ongoing basis to obtain all necessary Governmental Approvals, in accordance with Section 2.02;

          (f) provide to Nycomed promptly after receipt by Acusphere, complete copies of any and all inspection reports pertaining to the Manufacture and development of the Product which Acusphere receives from any Competent Authority or the FDA.;

          (g) provide Nycomed with complete access to all existing and hereafter produced: (i) batch records of the Product; (ii) quality inspection reports of the Product, whether internally or externally generated; (iii) any and all investigation reports of the Product, whether internally or externally generated; and (iv) packaging records pertaining to the Product;

          (h) provide Nycomed with notice within forty-eight (48) hours of notification of any scheduled inspection by any Competent Authority of Acusphere's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by Acusphere to perform any portion or all of the Manufacture or development of the Product. Acusphere shall inform such Competent Authority that Nycomed may desire to be present at such inspection; provided that Nycomed's right to be present is subject to approval by such Competent Authority and subject to Nycomed being available at the time and date established by such Competent Authority. Acusphere shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to Nycomed; provided, however, that Acusphere alone shall have the right to make the final decision on all such matters; and

          (i) provide Nycomed with complete copies of the annual product reviews for the Product prepared for the FDA.

     Section 6.04. COMPLIANCE WITH APPLICABLE LAWS.

     Nycomed and Acusphere (if Acusphere has exercised its co-marketing rights pursuant to Section 12.01, but only in connection with Acusphere's activities there under) shall be responsible for compliance with Applicable Laws relating to the import, export, promotion, marketing, sale and distribution of the Product, including any requirements regarding initial testing and release of the Product on first importation into the Territory and including any costs hereof. Acusphere shall be responsible for compliance with Applicable Laws relating to the Manufacture, product design and production of the Product, and with cGMP relating to the Manufacture and testing of the Product for sale in the Territory and including any costs hereof, but excluding the costs of initial testing on import into the Territory, which shall be Nycomed's responsibility.

     Section 6.05. SUPPLY ALLOCATION.

          (a) Prior to the occurrence of a Capacity Increase Notice (as defined below), Acusphere agrees to supply Nycomed with all its Binding Purchase Orders for Product, up to the amount set forth in the Updated Unit Forecast. If Nycomed has submitted Binding Purchase Orders in excess of the amount set forth in the Updated Unit Forecast, Acusphere shall use all commercially reasonable efforts to fill those orders.

          (b) After the occurrence of a Capacity Increase Notice:

                   (i) If (A) Acusphere has increased its overall production capacity for the Product to a level at or above [CONFIDENTIAL TREATMENT REQUESTED] /*/ of Projected Capacity (as defined below),
            (B) Nycomed has submitted Binding Purchase Orders in excess of the amount set forth in the Updated Unit Forecast and Acusphere has requirements in excess of the Acusphere Unit Forecast, and (C) Acusphere is unable to both fulfill such excess Binding Purchase Orders and meet such excess requirements for Product of Acusphere and all other customers of Acusphere, then any available capacity in excess of the sum of the Updated Unit Forecast and the Acusphere Unit Forecast shall be allocated between Nycomed, on the one hand, and Acusphere (including all other customers of Acusphere), on the other hand,

            [CONFIDENTIAL TREATMENT REQUESTED] /*/; and

                   (ii) If (A) Acusphere has increased its overall production capacity for the Product to a level at or above [CONFIDENTIAL TREATMENT REQUESTED] /*/% of Projected Capacity, (B) Nycomed has submitted Binding Purchase Orders for no more than the amount set forth in the Updated Unit Forecast, and (C) Acusphere is unable to meet the requirements for Product of both Nycomed and Acusphere due to manufacturing issues that have not been resolved using all commercially reasonable efforts; then any available capacity will be allocated [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) to Nycomed and [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) to Acusphere (including all other customers of Acusphere).

          (c) For purposes hereof a "Capacity Increase Notice" shall be deemed to occur when Acusphere has notified Nycomed in writing (on or before [CONFIDENTIAL TREATMENT REQUESTED] /*/) that it commits to increase Projected Capacity for each of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ years after Governmental Approval by at least [CONFIDENTIAL TREATMENT REQUESTED] /*/%. Projected Capacity shall mean the production capacity shown in the capacity projection provided in writing by Acusphere to Nycomed prior to the date hereof.

          (d) Acusphere agrees to use all commercially reasonable efforts to identify or create and qualify an alternative or backup manufacturing facility for the Product to be operational within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after First Commercial Sale of the Product in the Territory.

          (e) Acusphere and Nycomed shall on a regular basis inform each other on issues of relevance for the long term planning of the manufacture of the Product.

          (f) If a Capacity Increase Notice has occurred, then at Acusphere's request Nycomed agrees to assist Acusphere with financing the costs of providing increased capacity by providing up to $[CONFIDENTIAL TREATMENT REQUESTED] /*/ of financing. for the initial proposed increase over Projected Capacity. Such financing will be in a form acceptable to Acusphere and Nycomed and may be in the form of a loan, secured by a security interest in equipment to be purchased, to be repaid as a credit against each purchase of Product in an amount equal to that portion of the Actual Manufacturing Cost of such Product represented by the depreciation attributable to the proportional amount of Nycomed's investment in any such equipment purchased to expand such capacity.

     Section 6.06. FAILURE TO SUPPLY; MANUFACTURING LICENSE.

          (a) If, during any period in which the exclusive purchasing commitment set forth in Section 6.01 is in effect, a "Failure of Supply" as described in this Section 6.06 occurs (other than a Failure of Supply described in Section 7.06(b) below), then Nycomed shall be entitled to obtain, by written notice to Acusphere within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the first Failure of Supply and without any further action by either Party, a non-exclusive royalty-free license under the Acusphere Technology only to the extent necessary and sufficient to Manufacture the Product for sale or distribution in the Territory. Such license shall be sub-licensable only to the extent set forth in Section 3.02(c). After such notice, Acusphere, upon Nycomed's written request, shall provide Nycomed or any Third Party manufacturer chosen by Nycomed within two (2) weeks of the date of such request with all Acusphere Know-How related to the Manufacturing Process, but only to the extent necessary and sufficient to exercise its rights hereunder. Acusphere shall also provide Nycomed with any additional documentation and materials, at Nycomed's expense, reasonably necessary to Manufacture the Product in the Territory in accordance with the license granted hereunder. Any Third Party manufacturer shall execute confidentiality agreements with Acusphere in form and substance reasonably satisfactory to Acusphere. If necessary, Acusphere will support the implementation of its Know-How for the Manufacture of the Product by providing appropriate employees giving the required advice at the premises of Nycomed or such Third Party.

          (b) If Nycomed exercises its right to manufacture the Product pursuant to paragraph (a) above, Acusphere shall, if requested by Nycomed, continue to supply Nycomed with Product as provided under this Agreement ([CONFIDENTIAL TREATMENT REQUESTED] /*/) until the earlier of[CONFIDENTIAL TREATMENT REQUESTED] /*/ after the initial Failure of Supply or such date as Nycomed has established its own manufacturing facility for the Product in accordance with paragraph (a) above. For avoidance of doubt, the allocation provisions of Section 6.05 above shall continue to apply during such interim period.

          (c) For purposes of this Agreement, a "Failure of Supply" shall be deemed to occur if Acusphere fails to supply:

                   (i) for the first [CONFIDENTIAL TREATMENT REQUESTED] /*/ period after First Commercial Sale, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/% of Nycomed's Binding Purchase Orders in the aggregate or [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the aggregate requirements projected in the Updated Unit Forecast for such period; or

            (ii) for each [CONFIDENTIAL TREATMENT REQUESTED] /*/ period thereafter, at least [CONFIDENTIAL TREATMENT REQUESTED] /*/% of Nycomed's Binding Purchase Orders in the aggregate or [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the aggregate requirements projected in the Updated Unit Forecast for such period.

          (d) Upon the first Failure of Supply (other than a Failure of Supply described in Section 7.06(b) below), following Nycomed's exercise of its right to obtain a license to Manufacture under Section 6.06(a) above, the Royalty payable by Nycomed hereunder shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the

     Royalty originally payable hereunder. Upon any second Failure of Supply (other than a Failure of Supply described in Section 7.06(b) below), if Nycomed has exercised its right to obtain a license to Manufacture under
     Section 6.06(a) above, the Royalty payable by Nycomed hereunder shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the Royalty originally payable hereunder. The provisions of this Section 6.06 shall constitute Nycomed's sole remedy in the event of a Failure of Supply, except in the case of gross negligence or willful misconduct by Acusphere.

          (e) If Nycomed does not exercise its right to obtain a license to Manufacture under Section 6.06(a) above, then upon the first Failure of Supply (other than a Failure of Supply described in Section 7.06(b) below), the Royalty payable by Nycomed hereunder shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the Royalty originally payable hereunder. Upon any second Failure of Supply (other than a Failure of Supply described in Section 7.06(b) below), the Royalty payable by Nycomed hereunder shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the Royalty originally payable hereunder. Any reduction in Royalty, whether to [CONFIDENTIAL TREATMENT REQUESTED] /*/% or [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the Royalty originally payable hereunder, shall continue until Acusphere has been able to supply Nycomed with all its Binding Purchase Orders on a continuous basis during a [CONFIDENTIAL TREATMENT REQUESTED] /*/ period following the Failure of Supply, and shall thereafter, from the end of the last month of such [CONFIDENTIAL TREATMENT REQUESTED] /*/ period, be increased back to the unreduced Royalty rate; provided, however, that the Parties have been able to negotiate in good faith an amount that shall cover Nycomed's direct damages incurred during such Failure of Supply. Any such negotiation shall take place at the end of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ period. Should the Parties not be able to negotiate in good faith an amount reflecting Nycomed's direct damages, such reduction in Royalty shall continue.

                                   ARTICLE VII

                                PURCHASE AND SALE

     Section 7.01. PURCHASE PRICE AND PAYMENT.

     Acusphere shall sell, and Nycomed shall purchase, Product at a price equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the sum of (i) the Deemed Acusphere Manufacturing Cost plus
(ii) all Territory Specific Manufacturing Costs (hereinafter, the "Purchase Price"). Acusphere shall use all commercially reasonable efforts to optimize and decrease the Manufacturing Costs of the Products. Acusphere shall invoice Nycomed on shipment for all Product shipped by Acusphere to Nycomed and payment shall be due forty five (45) days from receipt of the invoice.

     Section 7.02. DETERMINATION OF DEEMED ACUSPHERE MANUFACTURING COST; AUDIT.

          (a) The Parties anticipate that the Acusphere Manufacturing Cost for the first [CONFIDENTIAL TREATMENT REQUESTED] /*/ after the First Commercial Sale will be between [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED] /*/) per vial and [CONFIDENTIAL TREATMENT REQUESTED] /*/ ($[CONFIDENTIAL TREATMENT REQUESTED]) /*/ per vial, not including any Territory-Specific Manufacturing Costs. No later than nine (9) months after filing by Nycomed of an MAA in the Territory, Acusphere shall determine what its anticipated Acusphere Manufacturing Costs are expected to be in the first year of sales, and such amount shall be the Deemed Acusphere Manufacturing Cost used to calculate the Purchase Price for all sales by Acusphere to Nycomed shipped during the first twelve months following the First Commercial Sale in the Territory. After the end of the first calendar year of sales in the Territory, and every twelve months thereafter, the Parties will review the actual Acusphere Manufacturing Cost for the Product sold to Nycomed in the preceding twelve months (the "Actual Previous Year Cost"). Such Actual Previous Year Cost shall be the Deemed Acusphere Manufacturing Cost used to calculate the Purchase Price for the ensuing twelve months, with effect in each year from March 1, and :

                   (i) if the Actual Previous Year Cost was less than the Deemed Acusphere Manufacturing Cost used to calculate the Purchase Price in such year (the "Deemed Previous Year Cost"), then Acusphere shall provide a credit to Nycomed equal to the difference between the Actual Previous Year Cost and the Deemed Previous Year Cost, [CONFIDENTIAL TREATMENT REQUESTED] /*/; or

                   (ii) if the Actual Previous Year Cost was greater than the Deemed Previous Year Cost, then Nycomed shall promptly pay to Acusphere the difference between the Actual Previous Year Cost and the Deemed Previous Year Cost, [CONFIDENTIAL TREATMENT REQUESTED] /*/; or

                   (iii) if the Actual Previous Year Cost was the same as the Deemed Previous Year Cost, there shall be no payment or credit.

          (b) Acusphere shall furnish to Nycomed, within 45 days after the end of each 12 month period, a written report showing in reasonably specific detail the calculation of the Acusphere Manufacturing Costs for the Product sold in the preceding twelve months, including (a) the total actual manufacturing costs; split into costs per department and costs per account
     (b) allocation of costs between Nycomed and Acusphere; and (c) the calculation of costs per unit. In addition, for the first two years after First Commercial Sale Acusphere shall furnish Nycomed, for its information only, with quarterly written reports of Acusphere Manufacturing Costs, within thirty days after the end of such quarter. Thereafter, Acusphere shall furnish such reports only if requested by Nycomed before the end of the quarter for which the report is desired. It is understood that all reports furnished pursuant to this paragraph shall be unaudited and subject to adjustment in connection with Acusphere's annual audit of its financial statements.

          (c) Nycomed shall have the right, at its sole cost and expense, to cause an independent, certified public accountant reasonably acceptable to Acusphere to audit the financial records of Acusphere for the sole purpose of verifying the Acusphere Manufacturing Cost and the Purchase Price. Such audits may be exercised during normal business hours no more than once in a twelve (12) month period upon at least thirty (30) days prior written notice. Nycomed shall pay out of pocket costs of such audit unless such audit results in a determination of an overstatement of the Acusphere Manufacturing Cost by more than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the amount claimed or stated as the Acusphere Manufacturing Cost, respectively, for the preceding year. In such case, Acusphere shall pay all of the costs of such audit. In addition, if such accounting firm concludes that Acusphere Manufacturing Costs were overstated for the preceding year, Acusphere shall provide Nycomed with a credit in the amount of the overpayments for the preceding year resulting from such overstatement, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date Nycomed delivers to Acusphere such accounting firm's report so concluding that such costs were overstated for the preceding year. If such accounting firm concludes that Acusphere Manufacturing Costs were understated for the preceding year, Nycomed shall pay Acusphere the amount of the underpayments for the preceding year resulting from, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date Nycomed delivers to Acusphere such accounting firm's report so concluding that such payments were underpaid for the preceding year.

     Section 7.03. PURCHASE FORMS.

     Purchase Orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

     Section 7.04. CONFIRMATION.

     Acusphere shall confirm each Binding Purchase Order (to the extent provided in Section 6.05) within five (5) business days from the date of receipt of a purchase order for the same and shall supply the Product within a maximum of sixty (60) business days from the date of acceptance of a Binding Purchase Order, or later if so specified in the Binding Purchase Order during the first twelve months after the First Commercial Sale of the Product. After such twelve month period, Acusphere will use all commercially reasonable efforts to reduce the lead time for the delivery of such Product to thirty (30) business days from the date of acceptance of such Binding Purchase Order. Failure of Acusphere to confirm any Binding Purchase Order shall not relieve Acusphere of its obligation to supply Product ordered by Nycomed in conformity with this Agreement.

     Section 7.05. DELIVERY.

     Delivery terms for Product shall be FCA (Incoterms 2000) Acusphere's manufacturing facility. Acusphere shall be responsible for shipment of the Product at Nycomed's cost, and will choose the method of shipment unless Nycomed specifies a specific shipment method in writing, in which case Acusphere shall ship as directed by Nycomed. Title to any Product purchased by Nycomed shall pass to Nycomed upon the earlier of (i) a common carrier accepting possession or control of such Product, or (ii) passage of such Product from the loading dock of Acusphere's facilities to Nycomed or its agent. Nycomed shall be solely responsible for all freight and insurance expenses after title passes to Nycomed. Nycomed shall also be responsible for any and all import or export duties, value-added taxes, tariffs and the like relating to the sale or resale of the Product to or in the Territory. Nycomed shall be responsible for storing Product as specified by Acusphere and in compliance with the Governmental Approvals and Applicable Laws.

     Section 7.06. FORECASTS AND ORDERS

          (a) Not later than six (6) months following submission of the MAA or other applicable regulatory filing, Nycomed shall provide Acusphere with the Updated Unit Forecast. The first [CONFIDENTIAL TREATMENT REQUESTED] /*/ of such forecast shall be considered a Binding Purchase Order. Thereafter Nycomed shall provide Acusphere a rolling [CONFIDENTIAL TREATMENT REQUESTED] /*/ forecast of its purchase requirements of Product, and shall update same on a monthly basis. The first [CONFIDENTIAL TREATMENT REQUESTED] /*/ of each rolling forecast will be binding orders to purchase. The [CONFIDENTIAL TREATMENT REQUESTED] /*/ may be reduced from the previous forecast by no more than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) per month until fixed by the subsequent forecast; provided that the aggregate reduction from the quantity set forth in the previous forecast for such [CONFIDENTIAL TREATMENT REQUESTED] /*/ period shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/) percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) in aggregate during that [CONFIDENTIAL TREATMENT REQUESTED] /*/ period. For the avoidance of doubt, the rolling forecast provided for in this paragraph does not affect the Parties' obligations under Section 6.05 or 6.06, which are governed by the Updated Unit Forecast. The initial rolling forecast provided under this paragraph shall constitute the Updated Unit Forecast for purposes of Article VI of this Agreement and shall not provide for quantities of less than [CONFIDENTIAL TREATMENT REQUESTED] /*/% of or more than [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the quantities shown in the initial Unit Forecast. To the extent that the Updated Unit Forecast does not provide, for any month, for quantities above the amount shown in the initial Unit Forecast, Nycomed shall be given supply priority over Acusphere (including any customers of Acusphere) for orders for such month up to [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the amount shown on the initial Unit Forecast. In addition, Nycomed shall have the right to place orders above such unit forecasts, and Acusphere shall use all commercially reasonable efforts to accommodate such orders but shall not be obligated to give such orders priority over the orders of Acusphere or any customers of Acusphere, except to the extent set forth in Section 6.05.

          (b) Notwithstanding the foregoing, after the [CONFIDENTIAL

     TREATMENT REQUESTED] /*/ orders shown in the Updated Unit Forecast have been Manufactured by Acusphere, Nycomed may, by notice to Acusphere delivered no later than [CONFIDENTIAL TREATMENT REQUESTED] /*/ after submission of the MAA or other applicable regulatory filing, suspend (or be relieved of, in the event that Governmental Approval is not obtained), its obligation to supply rolling forecasts and binding orders (and Acusphere's obligation to provide Product) until further notice, for a period of up to [CONFIDENTIAL TREATMENT REQUESTED] /*/. Acusphere shall not be responsible for any subsequent Failure to Supply occurring as a result of such suspension, and no such Failure to Supply shall trigger any of the rights of Nycomed provided pursuant to Section 6.06 hereof.

          (c) Purchase orders shall be given on a non-cancelable basis at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ prior to the proposed shipment date (hereinafter referred to as "Binding Purchase Orders"). Acusphere shall confirm the shipment instructions and delivery times for such Binding Purchase Order to Nycomed or as otherwise directed by Nycomed. Acusphere shall be obligated to accept Binding Purchase Orders with respect to any month only to the extent provided in Section 6.05, but, subject to Section 6.05, Acusphere shall use all reasonable efforts to accept and fill any Purchase Orders which provide lead time of at least [CONFIDENTIAL TREATMENT REQUESTED] /*/, although Acusphere shall not be obligated to do so.
     Binding Purchase Orders shall specify any special quality requirements for any of the Jurisdictions in the Territory. If there is any conflict between the terms of a Binding Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern, unless Acusphere and Nycomed have otherwise expressly agreed in writing.

                                  ARTICLE VIII
                       WARRANTY, REJECTION AND INSPECTIONS

     Section 8.01. ACUSPHERE WARRANTY AND SHELF-LIFE.

     Acusphere represents and warrants to Nycomed that (i) the Product delivered by Acusphere, or a Third Party Manufacturing on behalf of Acusphere, pursuant to this Agreement shall comply with the Specifications, the Bulk Packaging Specifications and Applicable Laws at the date of receipt by Nycomed at its facility or such other facility as may be designated by Nycomed; (ii) the Product to be delivered by Acusphere, or a Third Party Manufacturing on behalf of Acusphere, for sale in the Territory is not adulterated or misbranded under Applicable Laws in the Territory at the date of receipt by Nycomed; (iii) at the time of Manufacture by Acusphere, or a Third Party Manufacturing on behalf of Acusphere, and receipt by Nycomed the Product will be free from any defects in title, liens and encumbrances and Nycomed shall receive good and marketable title to the Product; (iv) at the date of Manufacture Acusphere, or a Third Party Manufacturing on behalf of Acusphere, will have the Governmental Approvals required to Manufacture and label the Product; (v) the Product will be delivered by Acusphere, or a Third Party Manufacturing on behalf of Acusphere, to Nycomed with a remaining shelf-life equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/, provided that the applicable Governmental Authorities have established a shelf life of at least [CONFIDENTIAL TREATMENT REQUESTED] /*/, and, equal to [CONFIDENTIAL TREATMENT

REQUESTED] /*/ if the applicable Governmental Authorities have established a shelf life of [CONFIDENTIAL TREATMENT REQUESTED] /*/ (such shelf-life to be described in the Specifications); and (vi) for the shelf-life of the Products that the Product is free of defects and any outside contaminants. Products not conforming to the requirements of this Section 8.01 shall be considered non-conforming, and hereinafter be referred to as "Non-Conforming Product" or "Non-Conformity". Notwithstanding the foregoing, Acusphere shall use best efforts at all times to provide Nycomed with Product with at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ of remaining shelf-life, including allocating any such available Product to Nycomed in priority to Acusphere and other customers.

     EXCEPT AS OTHERWISE SET FORTH HEREIN, ACUSPHERE MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PURPOSE, AND ACUSPHERE EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EITHER EXPRESS OR IMPLIED.

     Section 8.02. REJECTION OF NON-CONFORMING PRODUCT.

     Nycomed shall have sixty (60) days after the receipt at Nycomed's final destination of any shipment to determine whether a Product is Non-Conforming, except for hidden defects. A "hidden defect" shall mean a non-specified quality attribute of a single batch defect in the Product which is not discovered by Nycomed during its release testing of the Product as such testing is described in the Specifications. If testing of such Shipment using validated assays shows a Non-Conforming Product, Nycomed may return the entire Shipment, or any portion thereof, to Acusphere at Acusphere's expense within a reasonable time following the above described testing, provided that notice of Non-Conformity is received by Acusphere from Nycomed within sixty (60) days of Nycomed's receipt of said Shipment, except for hidden defects. Nycomed shall have the right to request that Acusphere provide to Nycomed, within sixty (60) days after such notice is received by it, Product that is free from such Non-Conformity or to promptly provide Nycomed with full credit for the Purchase Price paid by Nycomed for the returned Product. In case of a hidden defect, Nycomed shall notify Acusphere within sixty (60) days after discovery of such hidden defect, and Nycomed shall have the right to request that Acusphere provide to Nycomed, within sixty (60) days after a notice concerning a hidden defect is received by it, Product that are free from any Non-Conformity, or to promptly provide Nycomed with full credit for the Purchase Price paid by Nycomed for the returned Product. In either case the cost of freight and handling to return or replace the returned Product shall be at the expense of Acusphere. If Nycomed does not notify Acusphere of the Non-Conformity of the Product within sixty (60) days of receipt of said Shipment, the Product shall be deemed to be free from any Non-Conformity, except for hidden defects. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the Purchase Price in the event of any failure or defect in the Product. Should there be a discrepancy between Nycomed's test results and the results of testing performed by Acusphere, the Parties agree to first review the assay procedures and data in good faith, but such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by Nycomed and Acusphere. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event Product has been previously returned to Acusphere and an independent Third Party determines that the Product is free from any Non-Conformity, Nycomed shall be responsible for all costs associated with the return. Notwithstanding anything in this Agreement to the contrary, Acusphere shall not be responsible for any costs associated with return or replacement of Product if the Non-Conformity is due to Nycomed having shipped or stored Product otherwise than in accordance with conditions specified by Acusphere and in compliance with the Governmental Approvals and Applicable Laws.

     Section 8.03. NYCOMED INSPECTIONS.

     Acusphere shall upon reasonable (but not less than ten (10) business days) prior written notice by Nycomed and during normal business hours, allow Nycomed and cause any sub-contractors to allow Nycomed, to inspect and audit Acusphere's facilities, the facilities of Acusphere's sub-contractors used to Manufacture the Product, twice annually, to confirm that the facilities and the equipment, personnel and operating and testing procedures used by Acusphere and Acusphere's subcontractor(s) in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with Acusphere's or Acusphere's sub-contractor(s)' normal operations or cause Acusphere or its sub-contractor(s) to violate or be in breach of any confidentiality agreements with any Third Party pertaining to other products.

                                   ARTICLE IX

                              REGULATORY COMPLIANCE

     Section 9.01. MARKETING AUTHORIZATION HOLDER.

     Unless otherwise required by Applicable Laws and subject to the provisions of this Agreement, Nycomed or Affiliates of Nycomed shall be the holders of all Marketing Authorizations for each Jurisdiction in the Territory during the term of this Agreement. Each Party agrees that neither it nor its Affiliates or Partners will do anything to adversely affect a Marketing Authorization.

     Section 9.02.  COMPILATION OF DOSSIER.

     (a) Acusphere shall provide Nycomed with reasonable access, on reasonable notice from Nycomed, to all scientific documentation and Product data (in eCTD format), including stability data, necessary for the compilation of a Dossier capable of obtaining Governmental Approval for the Product in the Territory and/or necessary in connection with any application for the initiation of clinical trials in respect of the Product with the Competent Authorities (hereinafter referred to as "Data"). Acusphere shall collate and deliver such Data to Nycomed from time to time at Nycomed's request, including partial submissions prior to compilation of all Data necessary for approval in the United States, provided that such requirements do not interfere with Acusphere's efforts to finalize its submission of its New Drug Application ("NDA") relating to the Product with the FDA. Acusphere shall provide all available Data to Nycomed as promptly as is practicable, but in any case within 10 business days after submission of its NDA to the FDA.

     (b) In respect of all clinical trials and Product data effected or created by Acusphere, Acusphere undertakes that the same will be performed in a competent and professional manner, consistent with the current state of clinical research and current Good Clinical Practices acceptable to the EMEA and in particular in substantial compliance with:

          (i) all applicable statutes, rules and regulations including, the Declaration of Helsinki; and

          (ii)       any protocol for a clinical trial;

          (iii) the requirements of any applicable independent ethics committee; and

          (iv) such other procedures required to satisfy standards or requirements of the EMEA or any other Competent Authority.

     Section 9.03. MARKETING AUTHORIZATIONS.

     Nycomed agrees, at its sole cost and expense, to apply for and maintain the Marketing Authorizations throughout the Term of this Agreement, including obtaining any variations or renewals thereof. Nycomed agrees that it will file the first MAA as promptly as practicable, but in any event within [CONFIDENTIAL TREATMENT REQUESTED] /*/ after delivery by Acusphere of all required Data as provided in Section 9.02 above; provided that if the Intellectual Property Strategy has not resulted in outcomes reasonably satisfactory to Nycomed at such time, Nycomed may delay its filing for up to an additional [CONFIDENTIAL TREATMENT REQUESTED] /*/ after such delivery; and further provided that if an additional clinical trial or additional stability testing is required to file an MAA for the Product in the Territory, Nycomed may delay its filing for as long as is necessary to conduct and complete such trial or testing, so long as Nycomed uses diligent efforts to pursue such trial or test. Notwithstanding any other provision of this Agreement describing specific costs or expenses to be borne by Nycomed, the Parties agree that Nycomed shall be responsible for the payment of all costs and expenses that are necessary to maintain the Marketing Authorizations in the Territory.

     Section 9.04. INTERACTION WITH COMPETENT AUTHORITIES.

After execution of this Agreement, each Party shall provide to the other Party a copy of any significant correspondence regarding the Product in the Territory that it submits to or receives from Competent Authorities and/or the FDA, within ten (10) days of submission or receipt, as the case may be.

     Section 9.05. ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

          (a) The Parties shall establish and maintain a system for exchanging safety information on the Product. This system shall enable both Parties to meet the safety regulatory requirements imposed by authorities both locally and internationally and to follow current international guidelines and standards in pharmacovigilance.

          (b) Nycomed will provide a full system for pharmacovigilance in accordance with the EU legislation on Pharmacovigilance for Centrally Authorised Products

     (London 15 April 1997 CPMP/183/97) including the Qualified Person for Pharmacovigilance as required by the EU legislation (Directive 75/319/EC, chapter Va 20 May 1997 as amended). Nycomed will also prepare Periodic Safety Updates (ICH format) ("PSUR") and maintain a Company Core Safety Information Sheet ("CCSI") for EU.

          (c) During the European Development Program of the Product Nycomed will hold the database for reporting of Suspected Unexpected Serious Adverse Reactions ("SUSARs") and prepare Annual Safety Reports according to the EU Council of Directive 2001/20/EC.

          (d) Any clinical and pre-clinical safety data (Investigator Brochures and clinical and pre-clinical reports on the Product) held by Acusphere should be provided to Nycomed as reference documents to evaluate the safety data to be collected in the pre-marketing development program. Nycomed shall provide Acusphere with any clinical or pre-clinical data resulting from studies conducted by or on behalf of Nycomed.

          (e) A copy of all expedited Individual Case Safety Reports ("ICSRs") and SUSARs annual safety reports and PSURs will be forwarded to the Acusphere. A detailed pharmacovigilance agreement between Nycomed and Acusphere shall be established at least 3 months prior to the date on which Acusphere or any Partner of Acusphere requires information on pre- or post marketing safety data for regulatory purposes.

     Section 9.06. COMMERCIAL SALE; TESTING AND REPORTING.

     Notwithstanding the generality of Section 9.02 above, if, after the date of First Commercial Sale in any Jurisdiction, a Competent Authority in the Territory requires additional testing, modification or communication related to approved indications of the Product, then the Parties shall design and Nycomed shall implement any such testing, modification or communication as shall be mutually agreed upon by the Parties, provided that Nycomed shall be solely responsible for all costs associated with such testing, modification or communication.

     Section 9.07. COMPLIANCE.

     Nycomed and Acusphere shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by Nycomed and Acusphere to each other necessary for Acusphere and Nycomed to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Competent Authorities, which relate to or may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Competent Authorities.

     Section 9.08. QUALITY AGREEMENT.

     The details of the Parties' responsibilities in connection with the quality issues of this

Agreement shall be set out in a separate quality agreement to be entered into between the Parties; provided that in case of any conflict between such agreement and this Agreement, the terms of this Agreement shall govern. However, to the extent that the Parties amend specific terms of the quality agreement after the Effective Date hereof, the new terms shall govern, provided that changes are made in writing and by persons authorized to sign on behalf of the relevant Party.

                                    ARTICLE X

                             PATENTS AND TRADEMARKS

     Section 10.01. MAINTENANCE AND IMPROVEMENT OF PATENTS AND MARKS.

          (a) With respect to matters covered by the Intellectual Property Strategy, Acusphere shall use all commercially reasonable efforts to carry out the steps set forth in the Intellectual Property Strategy. Notwithstanding anything to the contrary contained in this Article X or anywhere else in this Agreement, with respect to matters covered by the Intellectual Property Strategy, Acusphere's sole obligation shall be to use all commercially reasonable efforts to carry out such steps.

          (b) Acusphere shall, at Acusphere's expense, ensure, maintain, improve, prosecute, defend and protect the Acusphere Patent Rights and the Marks in all of the Jurisdictions in the Territory, including but not limited to obtaining new patents for improvements, developments, spin-offs and other relevant technologies/know-how related to the Products; provided that with respect to Secondary Jurisdictions, Acusphere shall be obligated to take such steps only if it is commercially reasonable in light of the actual and anticipated sales of Product in such Jurisdiction and the strategic effect of such Jurisdiction on the rest of the Territory, after consultation with Nycomed. If Acusphere develops additional Acusphere Patent Rights in the Territory, it shall so notify Nycomed and the Parties shall amend Exhibit A to this Agreement to reflect such additional Patent Rights. Upon written request by Acusphere, and at Acusphere's cost, Nycomed shall provide such reasonable assistance as may be necessary to enable Acusphere to comply with the administrative formalities necessary to maintain the Acusphere Patent Rights and the Marks and to prosecute and obtain new patents related thereto. Nycomed shall, at Nycomed's expense, maintain and protect any trademark, logo, design and/or trade dress owned by Nycomed used in relation to the Product to the extent commercially reasonable.

     Section 10.02. PROSECUTION OF INFRINGEMENT.

          (a) During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Acusphere Patent Rights or the Marks in the Territory and shall cooperate with each other to terminate such infringement without litigation. Acusphere shall have the right and obligation, at its sole expense, to enforce Acusphere Patent Rights in the Territory; provided that in Secondary Jurisdictions, Acusphere shall be required to bring legal action against an infringer only if it is commercially reasonable to do so in light of the actual and anticipated sales of Product in such Jurisdiction and the strategic effect of such Jurisdiction on the rest of the

     Territory, after consultation with Nycomed. Nycomed shall provide such assistance and cooperation to Acusphere as may be reasonable and necessary to successfully prosecute any action against Third Party infringement at Acusphere's expense and may deduct the expenses thereof from any amounts payable to Acusphere under this Agreement.

          (b) In the event Acusphere fails, to the extent required by the preceding paragraph, to institute proceedings against any Third Party infringement of the Acusphere Patent Rights and/or the Marks within ninety
     (90) days after notice given by either Party to the other of said Third Party infringement, Nycomed may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Nycomed shall be entitled to 100% of any damage award or other compensation received as a result of such action. Acusphere will provide such assistance and cooperation to Nycomed as may be necessary, at Acusphere's expense. In such event, the amount of Royalties payable by Nycomed on Net Sales in the affected Jurisdiction or Jurisdictions shall be reduced to the Technology Access and Trademark Usage Fee.

          (c) Notwithstanding the foregoing, neither Party may settle an action or proceeding against an infringer related to the Acusphere Patent Rights or the Marks, without the written consent of the other Party, if such settlement involves payment of damages by such other Party or the grant of a license or other right to market product covered by the Acusphere Patent Rights or to use the Marks.

                                   ARTICLE XI

                                 CONFIDENTIALITY

     Section 11.01. CONFIDENTIALITY.

     During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use all commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

     Section 11.02. DISCLOSURE OF AGREEMENT.

     Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except for the disclosure by a Party of the terms of this Agreement as may be required by law or except for disclosure to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party and to potential merger partners; provided such Party uses reasonable efforts to obtain a signed confidentiality agreement with any such financial institution with respect to such information on terms substantially similar to those contained in this
Article XI and except as provided in Section 19.10. For the avoidance of doubt, nothing in this Section 11.02 shall permit either Party to disclose any Confidential Information of the other (including without limitation information relating to technology or manufacturing costs) without such Party's prior written consent. Nothing contained in this Agreement shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party uses reasonable efforts to disclose only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement and filing this Agreement in redacted form.

                                   ARTICLE XII

                        ACUSPHERE'S OPTION TO MARKET THE
                       PRODUCT UNDER CERTAIN CIRCUMSTANCES

     Section 12.01. CO-MARKETING RIGHTS.

     If Nycomed should fail (through no fault of Acusphere and without Good Reason) to achieve, in any Primary Jurisdiction or in the Secondary Jurisdictions taken as a whole, the Minimum Sales Target in such Primary Jurisdiction or the aggregate Minimum Sales Target for the Secondary Jurisdictions as set forth in the Sales Forecast then, and only if either of such events occur [CONFIDENTIAL TREATMENT REQUESTED] /*/, Acusphere shall have the right and option, exercisable in its sole discretion, by written notice to that effect delivered by Acusphere to Nycomed within sixty (60) days after said events occur, to co-market the Product in such Primary Jurisdiction or in each particular Secondary Jurisdiction in which Nycomed has failed to meet its Minimum Sales Target, either by itself or in conjunction with another entity. If Acusphere exercises its right to co-market the Product in such Jurisdiction the following shall occur, to the extent allowed by Applicable Laws: (i) the license granted to Nycomed by Acusphere under Section 3.02 shall thereafter be deemed to be a non-exclusive license within such Jurisdiction ([CONFIDENTIAL TREATMENT REQUESTED] /*/); (ii) Nycomed shall grant and hereby does grant to Acusphere an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use the Clinical Documentation, the Results and the Marketing Authorizations and make any filings required by Nycomed with the Competent Authorities, to the extent legally permissible, in connection with such activities and only for the Jurisdiction in question; (iii) Nycomed shall cooperate with Acusphere in obtaining the necessary Marketing Authorizations in a timely manner, at Acusphere's expense; (iv) Acusphere will be solely responsible for its expenses related to marketing the Product in such Jurisdiction and Acusphere will retain all revenues from Product that it or its sub-licensees sell in such Jurisdiction; (v) subject to and in compliance with all Applicable Laws, Acusphere will use all commercially reasonable efforts to restrict the sale of such Product by its sub-licensee outside of said Jurisdiction; and (vi) the Steering Committee will be deemed to disregard its function with respect to the Jurisdiction in which Acusphere exercises its right to co-market the Product. If Acusphere decides to use its co-marketing rights according to this Section 12.01, Acusphere agrees to market the Product under a brand name that is different from the Marks or other trademark used by Nycomed to market the Product. For purposes of this Agreement "Good Reason" shall mean the occurrence of unforeseen changes in government regulations, reimbursement conditions or competitive conditions in a particular Jurisdiction which Nycomed may reasonably demonstrate to be outside the control or influence Nycomed after their use of all commercially reasonable efforts.

                                  ARTICLE XIII

                         REPRESENTATIONS AND WARRANTIES

     Section 13.01. CORPORATE POWER.

     As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

     Section 13.02. DUE AUTHORIZATION.

     As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     Section 13.03. BINDING OBLIGATION.

     As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought. As of the Effective Date, the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     Section 13.04. LEGAL PROCEEDINGS.

     As of the Effective Date, each Party hereby represents and warrants to the other Party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either

Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party's respective financial statements that, with respect to Acusphere, have been filed with the Securities and Exchange Commission or, with respect to Nycomed, have been disclosed to the public) and which would have a material adverse effect on that Party's ability to consummate the transactions contemplated by this Agreement.

     Section 13.05. ABSENCE OF CERTAIN CHANGES

     As of the Effective Date, each Party represents and warrants to the other that since March 30, 2004 there has been no change or development not disclosed to the other Party that has had or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Parties' respective abilities to fulfill their obligation under the Agreement as related to the business, assets, liabilities, properties, financial condition or results of operation of such Party and its Affiliates, taken as a whole.

     Section 13.06. LIMITATION OF LIABILITY.

     NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, EXCEPT AS OTHERWISE SET FORTH IN ARTICLE XIV, AND EXCEPT THAT CONSEQUENTIAL DAMAGES MAY BE PAYABLE IN THE EVENT OF A BREACH OF A PARTY'S OBLIGATIONS HEREUNDER DUE TO SUCH PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                                   ARTICLE XIV

                                 INDEMNIFICATION

     Section 14.01. INTELLECTUAL PROPERTY INDEMNITY.

     (a) Acusphere shall defend, at its expense, Nycomed from and against any claims by Third Parties alleging that the Product infringes any patent or trademark of any Third Party within the Territory, and shall indemnify Nycomed against all damages payable as part of a final judgement or settlement thereof. The indemnification obligation of this Section 14.01 shall not apply to any claim arising out of (i) the combination of the Product with other products not provided by Acusphere, to the extent that alleged infringement would have been avoided absent such combination, or (ii) the modification of the Product by anyone other than Acusphere or a party acting on Acusphere's behalf, to the extent that alleged infringement would have been avoided absent such modification.

     (b) The obligations of Acusphere set forth in Paragraph (a) above are subject to the conditions precedent that: (i) Nycomed promptly notifies Acusphere in writing of any such suit or proceeding, (ii) Nycomed provides Acusphere with sole control over the defense or settlement of such suit or proceeding (although Nycomed may participate in such suit or proceeding at its own cost and expense) or Nycomed itself takes control over such defense or settlement should

Acusphere fail to do so, and (iii) Nycomed provides reasonable information and assistance in the defense and/or settlement of any such claim or action. Acusphere will pay for all damages, reasonable attorney's fees and costs finally awarded against Nycomed, but will not be responsible for any costs, expenses or compromise incurred or made by Nycomed without Acusphere's prior written consent.

     (c) The provisions of this Section 14.01, the Intellectual Property Strategy, and Section 18.03(b), (c) and (d) and Section 18.06 set forth the Parties' entire agreement regarding remedies available to Nycomed in the event of infringement of Third Party intellectual property and shall provide Nycomed's sole and exclusive remedy in the event of any infringement claim or demand asserted by a Third Party. In particular, prior to the first Acceptance for Filing of the Product, Nycomed's sole remedy for any failure by Acusphere to use all commercially reasonable efforts to carry out the Intellectual Property Strategy shall be to terminate this Agreement under Section 18.03(b) and claim monies as provided therein.

     (d)  In no event shall Acusphere be responsible to Nycomed under this
Section 14.01 for paying any amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] /*/, whether as to damages, in settlement, or as costs and expenses.

     Section 14.02. PRODUCT LIABILITY AND INSURANCE.

     Acusphere agrees to indemnify and hold Nycomed and its Affiliates, employees, officers and directors harmless from any and all liabilities (including any claim for product liability or any claim for injury or death with respect to the Product), damages, costs or expenses, including internal costs and including reasonable attorneys fees and expenses, as well as damages payable as part of a final judgment or settlement of a claim (collectively "Losses") resulting from any threatened or pending lawsuit, action or investigation, private or governmental, arising from the Manufacture of any Product Manufactured by Acusphere, or Manufactured by a Third Party on behalf of Acusphere, hereunder, or arising as the result of shipment of the Product by Acusphere to Nycomed. Nycomed agrees to indemnify and hold Acusphere harmless from all Losses resulting from any threatened or pending lawsuit, action or investigation, private or governmental, arising from the shipping, storage or handling of the Product after it has been received by Nycomed at its facility or such other facility as may have been designated by Nycomed as the destination or its designee, the Manufacture of any Product Manufactured by Nycomed or by a Third Party on behalf of Nycomed, or from the use or sale of the Product in the Territory; provided, however, that any such Losses are not due to the Manufacture of the Product by Acusphere or a Third Party on behalf of Acusphere, and thus subject to Acusphere's obligation to indemnify and hold Nycomed harmless. Each Party shall maintain adequate insurance with a financial sound carrier against any and all such Losses in accordance with Section 17.01 below.

                                   ARTICLE XV

                                    COVENANTS

     Section 15.01. COVENANT NOT TO LAUNCH COMPETITIVE PRODUCT.

     Nycomed hereby covenants for a period of five (5) years from the First Commercial Sale of the Product and for any subsequent period in which the exclusive purchasing arrangement provided for in Section 6.01 has been renewed, that neither it nor its Affiliates shall out-license, commercialize, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in any Jurisdiction in which Nycomed retains a license granted by Acusphere under Article III during the Term. Notwithstanding the foregoing, if Nycomed or any Affiliate acquires an entity or all or substantially all of the assets of an entity and such entity distributes a Competitive Product or such assets include a Competitive Product, or if Nycomed is acquired by such entity (whether by merger, sale of assets or otherwise) Nycomed or its successor shall be required to notify Acusphere within 30 days after such acquisition whether it intends to divest itself of such Competitive Product. If it chooses not to divest the Competitive Product, then Acusphere shall have the right to terminate this Agreement immediately upon notice to Nycomed or its successor, with the same effect as a termination under Section 18.02. If Nycomed or its successor chooses to divest itself of such Competitive Product, it shall use best efforts to do so within one hundred and twenty (120) days after such notice, and if it is unsuccessful in so divesting the Competitive Product it shall promptly wind down all marketing, sales and distribution of such Competitive Product, such that within 180 days of such notice it shall no longer sell or distribute such Competitive Product.

     Section 15.02. LIMITATION TO THE TERRITORY.

     Nycomed covenants and agrees that it will not, nor shall it permit its Affiliates, without the prior written authorization of Acusphere, to the extent allowed by Applicable Laws: (i) actively promote or actively solicit sale of the Product or advertise the Product, in any Jurisdiction where Nycomed does not have a necessary Marketing Authorization or in any country that is not part of the Territory; (ii) contact the FDA or Competent Authorities or other entity located outside the Territory about the Product, except as required by Applicable Laws or as may be necessary or appropriate to exercise its rights or carry out its obligations as set forth in this Agreement; and (iii) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell such Product in a Jurisdiction where Nycomed does not have a Marketing Authorization, if required, or in any country that is not part of the Territory, provided that, with respect to both of the foregoing set forth in this clause (iii), such Jurisdictions are not members of the European Economic Area and such resale will not have significant effect in the European Economic Area.

     Section 15.03. MARKETING COMMITMENT.

     Nycomed covenants and agrees that it shall maintain sales and marketing spending levels in the Territory in a manner consistent with commercially reasonable marketing efforts.

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

                                   ARTICLE XVI

                                 PRODUCT RECALL

     Section 16.01. PRODUCT RECALLS OR WITHDRAWAL.

     If at any time or from time to time any Competent Authority of any Jurisdiction requests a Party to recall the Product or if a voluntary recall of the Product is contemplated by either Party (collectively, a "Recall"), then the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Neither Party shall carry out a voluntary Recall in the Territory without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed by either Party. Any Recall in the Territory shall be carried out by Nycomed in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Nycomed shall in all events be responsible for conducting any Recall in the Territory, market withdrawals or corrections with respect to the Product in the Territory. Nycomed shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall, market withdrawal or correction for the period required by Applicable Law. Acusphere shall be responsible, at its sole cost and expense, for conducting any Recall outside of the Territory and agrees to notify Nycomed immediately if a Competent Authority outside of the Territory has requested a Recall or if Acusphere is contemplating a voluntary Recall outside of the Territory; provided, however, that any such voluntary Recall shall be subject to Acusphere's contractual obligations with Third Parties outside the Territory and, if Acusphere is permitted to exercise discretion under such contractual obligations, Acusphere shall consider the effect of such voluntary recall on the marketing and sale of the Product in the Territory.

     Section 16.02. RECALL COSTS.

     Nycomed shall be responsible for conducting any Recall in the Territory and the cost and expense of a Recall shall be allocated as follows:

          (a) if such Recall shall be due to manufacturer's defect or the negligence or the breach by Acusphere of its warranties or obligations hereunder or the misconduct of Acusphere, all such costs and expenses shall be borne and paid solely by Acusphere and Acusphere will reimburse Nycomed for any such costs and expenses paid by Nycomed within thirty (30) days of receipt of an invoice for such costs and expenses from Nycomed, and if not so paid Nycomed shall have the right to offset such amounts against amounts otherwise due by Nycomed to Acusphere hereunder; and

          (b) if such Recall is due to the negligence or misconduct of Nycomed, by the breach by Nycomed of its warranties or obligations hereunder or by the failure by Nycomed to ensure that Product is shipped and stored under appropriate conditions as specified by Acusphere and in accordance with Governmental Approvals and Applicable Laws, all such costs and expenses shall be borne and paid solely by Nycomed and Nycomed will reimburse Acusphere for any such costs and expenses paid by Acusphere within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from Acusphere.

          (c) if such Recall is due to a decision by any Competent Authority and/or cannot be considered caused by the negligence or misconduct of either Party or by the breach by either Party of its warranties or obligations hereunder, all such costs and expenses shall be borne and paid in equal parts by Nycomed and Acusphere, in which case the relevant Party will reimburse the other Party for any costs and expenses paid by a Party within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from such relevant Party.

     Section 16.03. NOTIFICATION OF COMPLAINTS.

     Each Party agrees that throughout the Term of this Agreement, and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, it will (i) notify the other Party immediately of all available information concerning any complaint, product defect reports, and similar notices received by either Party with respect to the Product, whether or not determined to be attributable to the Product and (ii) with respect to an adverse drug event, comply with the provisions of Section 9.05. Nycomed, in consultation with Acusphere, shall define and implement regulatory compliance procedures, including, without limitation, action plans and an SOP for product defect reporting and will handle all product complaints in the Territory. In connection with any such product complaint Acusphere shall cooperate as reasonably requested by Nycomed including performing any testing and follow-up investigations mutually agreed upon by the Parties.

     Section 16.04. NOTIFICATION OF THREATENED ACTION.

     Throughout the duration of this Agreement and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

                                  ARTICLE XVII

                                    INSURANCE

     Section 17.01. INSURANCE.

     Each Party shall, at its sole cost and expense, obtain and keep in force sufficient comprehensive insurance coverage commensurate with its obligations under this Agreement, including insurance for bodily injury, death and property damage including product liability coverage, with a minimum (from and after the date that Product is first Manufactured for commercial sale) of not less than Fifteen Million Dollars ($15,000,000).

                                  ARTICLE XVIII

                          TERM; DEFAULT AND TERMINATION

     Section 18.01. TERM.

     This Agreement shall commence as of the Effective Date and shall expire on a Jurisdiction-by-Jurisdiction basis on the later of the year 2022 or the expiration of the last applicable Acusphere Patent Right, or any other patents obtained by Acusphere with regard to the Product, in such Jurisdiction (the "Term"). Notwithstanding the foregoing, if the Intellectual Property Strategy is not adopted by the Steering Committee within 60 days after the Effective Date, this Agreement shall terminate and Acusphere shall promptly thereafter refund to Nycomed any monies previously paid by Nycomed to Acusphere hereunder.

     Section 18.02. BASIS FOR TERMINATION BY EITHER PARTY.

     Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

          (a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

          (b) Upon or after the breach of any material provision of this Agreement (including, without limitation, the representation set forth in Section 13.05) by the other Party if the breaching Party has not cured such breach (if curable) within sixty (60) days after written notice thereof by the non-breaching Party.

     Section 18.03. BASIS FOR TERMINATION BY NYCOMED

     Without limiting the generality of Section 18.02 above, and in addition thereto, Nycomed may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

          (a) Upon the failure by Acusphere to provide Nycomed with assistance to Manufacture as and when required by Section 6.06 of this Agreement; or

          (b) At any time prior to first MAA submission, if Nycomed reasonably believes that the sale and marketing of the Product in the Territory will infringe Patent Rights of Third Parties, or if Acusphere has failed in any material respect to use all commercially reasonable efforts to carry out the Intellectual Property Strategy, or

          (c) For the Territory as a whole or on a Jurisdiction by Jurisdiction basis if, at any time within 180 days after receipt of the first Governmental Approval in the Territory, Nycomed reasonably believes that the sale and marketing of the Product in the Territory will infringe Patent Rights of Third Parties, such that in Nycomed's good faith judgement it is no longer commercially reasonable to sell the Product in the Territory or a particular Jurisdiction on the terms set forth in this Agreement; or

          (d) For the Territory as a whole or on a Jurisdiction by Jurisdiction basis, upon judgement or settlement of any Third Party claim or dispute on terms which causes Nycomed to determine that it is no longer commercially reasonable to sell the Product in the Territory or a particular Jurisdiction on the terms set forth in this Agreement; or

          (e) With immediate effect by notice given on or before (i) 31 December 2004; or (ii) 30 calendar days after enrollment of the last patient to Acusphere's current Phase III clinical trials, if a Phase III Event has occurred prior to such time.

     Section 18.04. BASIS FOR TERMINATION BY ACUSPHERE.

     Without limiting the generality of Section 18.02 above, and in addition thereto, Acusphere may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

          (a) Upon the failure by Nycomed to pay any amount due to Acusphere hereunder within thirty (30) days from receipt of notice thereof (sent by registered letter) from Acusphere;

          (b) At any time prior to first MAA submission, if Acusphere reasonably believes that the sale and marketing of the Product in the Territory will infringe Patent Rights of Third Parties;

          (c) Upon any purported assignment by Nycomed of its rights hereunder in violation of Section 19.02;

          (d) For the Territory as a whole or on a Jurisdiction by Jurisdiction basis if, at any time within 180 days after receipt of the first Governmental Approval in the Territory, Acusphere reasonably believes that the sale and marketing of the Product in the Territory will infringe Patent Rights of Third Parties, such that in Acusphere's good faith judgement it is no longer commercially reasonable to sell the Product in the Territory or a particular Jurisdiction on the terms set forth in this Agreement;

          (e) For the Territory as a whole or on a Jurisdiction by Jurisdiction basis, upon judgement or settlement of any Third Party claim or dispute on terms which causes Acusphere to determine that it is no longer commercially reasonable to sell the Product in the Territory or a particular Jurisdiction on the terms set forth in this Agreement;

     Section 18.05. REMEDIES.

     All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

     Section 18.06. EFFECT OF TERMINATION BY NYCOMED.

          (a) Upon termination of this Agreement by Nycomed pursuant to Sections
     18.02 or 18.03(a), at Nycomed's option either

                   (i) the licenses granted to Nycomed hereunder shall terminate and Nycomed shall have no further rights to sell or market the Product, but (in the event of a termination by Nycomed under Section 18.02 (b) or 18.03(a)) shall have the right to seek damages, subject to the limitations set forth in Section 13.06 hereof; or

                   (ii) the licenses granted to Nycomed hereunder shall continue for the remainder of the Term (and if not previously exercised pursuant to Section 6.06 (a) the license to Manufacture the Product for sale in the Territory set forth therein shall be deemed immediately granted), in return for Nycomed's obligation to pay an ongoing royalty equivalent to five percent (5%) of Net Sales in the Territory and fifty percent (50%) of amounts due as milestone payments under Sections 4.03 and 4.04 herein on the terms and conditions set forth herein; provided however, that in the case of a termination of this Agreement by Nycomed pursuant to Section 18.02(b), Acusphere shall, if requested by Nycomed and indemnified by Nycomed for any and all Losses arising as a result of doing so, continue to supply Nycomed with Product as provided under this Agreement until the earlier of thirty (30) months after such termination or such date as Nycomed has established its own manufacturing facility for the Product;

          (b) Upon termination of this Agreement by Nycomed pursuant to
     Section 18.03(b), (i) Nycomed shall have no right to use any of the Acusphere Technology or to use the Marks, and (ii) if Acusphere has failed in any material respect to use all commercially reasonable efforts to carry out the Intellectual Property Strategy, Acusphere shall pay Nycomed an amount, as liquidated damages, the amount previously paid by Nycomed to Acusphere pursuant to Sections 2.02(a) and 3.01 of this Agreement, which amount may be payable to Acusphere at its option in equal annual installments over a three year period, together with interest on the unpaid amount at the Prime Rate of Interest.

          (c) Upon termination of this Agreement by Nycomed pursuant to Section 18.03(c) or (e), (i) Nycomed shall have no right to practice within the Acusphere Patent Rights or use any of the Acusphere Technology or to use the Marks within the applicable Jurisdiction or Jurisdictions, (ii) Nycomed shall pay Acusphere all amounts under Section 2.02(a) attributable to any period prior to such termination, and (iii) Nycomed shall grant to Acusphere an irrevocable, exclusive, royalty-free license, with the right to sublicense, to the Clinical Documentation, the Results and the Marketing Authorizations and make any filings required of Nycomed with the Competent Authorities to the extent necessary and sufficient to allow Acusphere or its designee to market and sell the Product in such Jurisdictions.

          (d) Upon termination of this Agreement by Nycomed pursuant to Section 18.03(d) (i) Nycomed shall have no right to practice within the Acusphere Patent Rights or use any of the Acusphere Technology or to use the Marks within the applicable Jurisdiction or Jurisdictions, and(ii) Nycomed shall grant to Acusphere an irrevocable, exclusive, royalty-free license, with the right to sublicense, to the Clinical Documentation, the Results and the Marketing Authorizations and make any filings required of Nycomed with the Competent Authorities to the extent necessary and sufficient to allow Acusphere or its designee to market and sell the Product in such Jurisdictions.

     Section 18.07. EFFECT OF TERMINATION BY ACUSPHERE

          (a) Upon termination of this Agreement by Acusphere pursuant to Sections 18.02 or 18.04(a) or (c), (i) Nycomed shall have no right to practice within the Acusphere Patent Rights or use any of the Acusphere Technology or to use the Marks, (ii) Nycomed shall pay Acusphere all amounts under Section 2.02(a) attributable to any period prior to such termination, (iii) Nycomed shall grant to Acusphere an irrevocable, exclusive, royalty-free license, with the right to sublicense, to the Clinical Documentation, the Results and the Marketing Authorizations and make any filings required of Nycomed with the Competent Authorities to the extent necessary and sufficient to allow Acusphere or its designee to market and sell the Product in the Territory , and (iv) Nycomed's sole right with respect to the Product shall be to either destroy remaining Product held by it or to sell off the remaining Product over a period of six months from the date of such termination. If Nycomed chooses to sell off the remaining Product, Nycomed shall:

                         (A) within thirty (30) days of issuance of a notice of
                 termination by any Party, notify Acusphere that it intends to sell off existing inventory of Product as provided in this Agreement;

                         (B) continue to comply with its payment obligations to
                 Acusphere under Article IV;

                         (C) continue to sell off existing inventory of Product
                 for six (6) months after the notice of termination, at prices equivalent to those charged prior to termination of this Agreement, but at the expiration of the six (6) months, destroy all remaining inventory of Product in accordance with Applicable Law,

     If Nycomed notifies Acusphere that Nycomed does not intend to sell off any existing inventory of Product, Nycomed shall destroy all remaining inventory of Product in accordance with Applicable Law, providing Acusphere with proof of destruction in writing sufficient to comply with Applicable Laws.

     (b) Upon termination of this Agreement by Acusphere pursuant to Section 18.04(b), (d) or (e), at Nycomed's option, one of the following shall occur;

                   (i) the licenses granted to Nycomed hereunder shall continue for the remainder of the Term (and if not previously exercised pursuant to Section 6.06 (a) the license to Manufacture the Product for sale in the Territory set forth therein shall be deemed immediately granted), in return for Nycomed's obligation to pay on an ongoing basis [CONFIDENTIAL TREATMENT REQUESTED] /*/ , and to pay [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of amounts due as milestone payments under Sections 4.03 and 4.04 herein.. In such event, Acusphere shall no longer have any obligations under Article X or Article XV hereof and Acusphere shall, if requested by Nycomed and indemnified by Nycomed for any and all Losses arising as a result of doing so, continue to supply Nycomed with Product as provided under this Agreement until the earlier of [CONFIDENTIAL TREATMENT REQUESTED] /*/ after such termination or such date as Nycomed has established its own manufacturing facility for the Product; or

                   (ii) the license granted to Nycomed hereunder shall terminate and be of no further force or effect, Nycomed shall be entitled to sell off existing inventory as set forth in Section
            18.07 (a) above and Acusphere shall pay Nycomed an amount equal to the amount previously paid by Nycomed to Acusphere pursuant to Sections 2.02(a) and 3.01 and 4.03 of this Agreement, plus Out of Pocket Expenses which amount may be payable by Acusphere at its option in equal annual installments over a three year period, together with interest on the unpaid amount at the Prime Rate of Interest.

     Except as otherwise provided in this Agreement, the obligations and rights of the Parties under Sections 3.04, 13.06 and Articles XI, XVI and XIX and this
Article XVIII shall survive expiration or termination of this Agreement.

     Within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession (except one copy for legal records only) and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

     Section 18.08. LICENSE FOLLOWING EXPIRATION.

     After expiration of the Royalty Term, Acusphere shall continue to sell the Product to Nycomed upon terms mutually agreeable to the Parties pursuant to a separate supply agreement to be negotiated in good faith between the Parties.

                                   ARTICLE XIX

                                  MISCELLANEOUS

     Section 19.01. NO-SOLICITATION.

     During the Term of this Agreement, neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment or hire any officer, director or employee of the other Party or its subsidiaries or controlled Affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

     Section 19.02. ASSIGNMENT.

     Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (a "Company Sale Transaction"), or (b) to any Affiliate; provided that no such assignment to an Affiliate shall relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. Notwithstanding the foregoing, at any time after Nycomed has exercised its manufacturing rights under Section 6.06 hereof, Nycomed shall not be entitled to assign its rights hereunder in connection with a Company Sale Transaction to a Manufacturing Competitor without the prior written consent of Acusphere, which consent shall not be unreasonably withheld unless, prior to the transfer of Nycomed's rights under this Agreement, Nycomed transfers the manufacturing rights from Nycomed back to Acusphere, together with all of Acusphere's Confidential Information relating to Manufacture of the Product (it being understood that the Parties will each use all commercially reasonable efforts to accomplish the transfer back of manufacturing rights in a timely manner), in which case; Acusphere's consent shall not be required. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     Section 19.03. FORCE MAJEURE.

     Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent and for as long as such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the control of the Party (collectively a "Force Majeure"); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable. If the Force Majeure subsists for more than 90 days, the Parties shall discuss in good faith how to resolve the situation.

     Section 19.04. GOVERNING LAW; DISPUTE RESOLUTION.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, USA, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement. The Parties agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, claim or dispute arising hereunder in good faith and solely in accordance with this Section 19.04. If either Party believes that a dispute has arisen under this Agreement that has not been satisfactorily resolved by the Steering Committee after at least 30 days of discussion shall so notify the other Party. Upon such notification, the Chief Executive Officers of both Parties shall then attempt to resolve the dispute in good faith for a period of an additional 60 days. If the dispute is not resolved as a result of such discussions, it shall be submitted to binding arbitration in Boston, Massachusetts, U.S.A. to be conducted in accordance with the Arbitration Rules of the American Arbitration Association ("AAA"); provided however, that nothing in this Section 19.04 shall be construed to preclude either Party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members experienced in or knowledgeable of the biotechnology and pharmaceutical industries, one of whom shall be selected by Nycomed, one of whom shall be selected by Acusphere, and one of whom shall be selected by the other two arbitrators. All arbitration proceedings shall be conducted in English. The order or award of the arbitrators shall be final and may be enforced in any court of competent jurisdiction in the Territory or the United States. The prevailing Party in any legal or arbitration action brought by one Party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees. The Parties shall have the right of limited prehearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) subject to the reasonable discretion of the arbitrators and upon good cause shown depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid AAA rules. Notwithstanding the foregoing, any dispute regarding any intellectual property rights, or the confidentiality obligations contained in Article XI hereof shall not be subject to arbitration as set forth herein, except to the extent that such dispute relates to Acusphere's compliance with its obligations under the Intellectual Property Strategy.

     Section 19.05. WAIVER.

     Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     Section 19.06. SEVERABILITY.

     In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and any invalid or unenforceable term shall be replaced with a new term that reflects the parties' intentions without being invalid or unenforceable.

     Section 19.07. NOTICES.

     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram, facsimile transmission or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

     IF TO ACUSPHERE:    Acusphere, Inc.
                         500 Arsenal Street
                         Watertown, MA 02472
                         Attn:  Charles P. Cox, Ph.D., M.B.A.
                         Senior Vice President,
                         Corporate Development & Marketing
                         Telephone:  (617) 648-8829
                         Facsimile:  (617) 926-3605

     COPIES TO:          Testa, Hurwitz & Thibeault, LLP
                         125 High Street
                         Boston, MA 02110
                         Attn:  Larry Wittenberg, Esq.
                         Telephone:  (617) 248-7000
                         Facsimile:  (617) 248-7100

     IF TO NYCOMED:      Nycomed Danmark ApS
                         Langebjerg 1
                         DK 4000 Roskilde
                         Denmark
                         Attn: Managing Director
                         Telephone: +45 46 77 11 11
                         Facsimile: +45 46 75 66 40

     COPIES TO:          General Counsel, Nycomed Group
                         Nycomed Pharma AS
                         P.O. Box 205
                         1372 Asker
                         Norway

     Notice so given shall be deemed given and received (i) if by international mail on the seventh (7th) day after posting; (ii) by cable, telegram, facsimile transmission, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (iii) if by international courier, on the fourth (4th) business day following the day such notice is delivered to the international courier service, or such earlier delivery date as may be confirmed to the sender by such courier service.

     Section 19.08. INDEPENDENT CONTRACTORS.

     It is expressly agreed that Acusphere and Nycomed shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Acusphere nor Nycomed shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

     Section 19.09. RULES OF CONSTRUCTION.

     The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

     Section 19.10. PUBLICITY AND PUBLICATIONS.

          (a) PUBLICATIONS. Any proposed written publication of research results arising from this Agreement will be submitted to the other Party, at least thirty (30) days prior to submission for publication, and at least fourteen
     (14) days prior to oral disclosure or the submission of an abstract. During this thirty (30) day period for publication submissions and fourteen (14) day period for abstracts or oral disclosures, the reviewing Party shall identify information that in the reasonable judgment of such Party (a) will interfere with such Party's rights hereunder and/or (b) constitutes such Party's Confidential Information. Should the reviewing Party require additional time to conduct its review the submitting Party agrees to postpone the oral disclosure and submission of the manuscript or the abstract for up to an additional sixty (60) days. Each Party agrees to delete from any proposed manuscript, abstract or oral disclosure, information identified by the other Party as its Confidential Information.

          (b) PUBLICITY. Promptly after execution of this Agreement and adoption of the Intellectual Property Strategy by the Steering Committee, Acusphere shall be entitled to issue a press release substantially in the form attached hereto as Exhibit D-1 and Nycomed shall be entitled to issue a press release substantially in the form attached hereto as Exhibit D-2. Except for such press releases, neither Party will make any public announcement concerning the existence, or the terms, of this Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, stock market rules, court order, or tax or securities filings. Such consent will not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will (i) alert the other Party two weeks in advance that there will be a draft proposed announcement; and (ii) submit a draft of the proposed announcement to the other Party 5 working days in advance to enable the other Party to consider and comment thereon; and (iii) submit the proposed announcement to the other for final approval not less than 48 hours in advance. Failure to respond with comments in writing prior to 24 hours before the scheduled release shall be deemed to be approval of such release. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 19.10 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

     Section 19.11. ENTIRE AGREEMENT; AMENDMENT.

     This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     Section 19.12. HEADINGS.

     The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

     Section 19.13. COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ACUSPHERE, INC.,                                 NYCOMED  DANMARK APS
a Delaware corporation                           a Danish corporation


By: /s/ Sheri C. Oberg                         By:    /s/ Hakan Bjorklund
   -----------------------------------------          -------------------------
Name:  Sherri C. Oberg                         Name:  Hakan Bjorklund
Title: President and Chief Executive Officer   Title: Chief Executive Officer,
                                                      Nycomed Group

                                                                  EXECUTION COPY

                                    EXHIBIT A

                        ACUSPHERE EUROPEAN PATENT RIGHTS

                                                                              FILING
APPLICATION NUMBER                       TITLE                                 DATE
     EP 97906971.5                       Microencapsulated Fluorinated            27-Feb-97
     EP 0904113                     Gases for Use as Imaging Agents
     Austria (AT)
     Belgium (BE)
     Switzerland (CH)
     Germany (DE)
     Denmark (DK)
     Spain (ES)
     Finland (FI)
     France (FR)
     United Kingdom (GB)
     Greece (GR)
     Ireland (IE)
     Italy (IT)
     Liechtenstein (LI)
     Luxembourg (LU)
     Monaco (MC)
     Netherlands (NL)
     Portugal (PT)
     Sweden (SE)

     PV2812-98                           Microencapsulated Fluorinated       27-Feb-97
     Czech Republic (CZ)            Gases for Use as Imaging Agents

     P9902897                            Microencapsulated Fluorinated       27-Feb-97
     Hungary (HU)                   Gases for Use as Imaging Agents

     Pat. #312.940                       Microencapsulated Fluorinated       27-Feb-97
     Norway (NO)                    Gases for Use as Imaging Agents

     P328690                             Microencapsulated Fluorinated       27-Feb-97
     Poland (PL)                    Gases for Use as Imaging Agents

     EP97929669.6                        Polymer-Lipid Microencapsulated     27-Feb-97
     EP 0957942                      Gases for Use as Imaging Agents
     Austria (AT)
     Belgium (BE)

                                       A-1

     Switzerland (CH)
     Germany (DE)
     Denmark (DK)
     Spain (ES)
     Finland (FI)
     France (FR)
     United Kingdom (GB)
     Greece (GR)
     Ireland (IE)
     Italy (IT)
     Liechtenstein (LI)
     Luxembourg (LU)
     Monaco (MC)
     Netherlands (NL)
     Portugal (PT)
     Sweden (SE)

     PV 328-99                      Polymer-Lipid Microencapsulated          27-Feb-97
     Czech Republic (CZ)            Gases for Use as Imaging Agents

     P0000392                       Polymer-Lipid Microencapsulated          27-Feb-97
     Hungary (HU)                   Gases for Use as Imaging Agents

     1999.0402                      Polymer-Lipid Microencapsulated          27-Feb-97
     Norway (NO)                    Gases for Use as Imaging Agents

     P331487                        Polymer-Lipid Microencapsulated          27-Feb-04
     Poland (PL)                    Gases for Use as Imaging Agents

     EP 98932957.8                  Method for Enhancing Echogenicity        30-Jun-98
     EP 0996470                     and Decreasing the Attenuation of
                                    Microencapsulated Gases

     Austria (AT)
     Belgium (BE)
     Switzerland (CH)
     Cyprus (CY)
     Germany (DE)
     Denmark (DK)
     Spain (ES)
     Finland (FI)
     France (FR)
     United Kingdom (GB)
     Greece (GR)
     Ireland (IE)
     Italy (IT)
     Liechtenstein (LI)
     Luxembourg (LU)
     Monaco (MC)

                                       A-2

     Netherlands (NL)
     Portugal (PT)
     Sweden (SE)

     19996512                       Method for Enhancing Echogenicity        30-Jun-98
     Norway (NO)                    and Decreasing the Attenuation of
                                    Microencapsulated Gases

     EP 00928391.2                  Spray Drying Apparatus and Methods            26-Apr-00
     EP1175257                      of Use

     Austria (AT)
     Belgium (BE)
     Switzerland (CH)
     Cyprus (CY)
     Germany (DE)
     Denmark (DK)
     Spain (ES)
     Finland (FI)
     France (FR)
     United Kingdom (GB)
     Greece (GR)
     Ireland (IE)
     Italy (IT)
     Liechtenstein (LI)
     Luxembourg (LU)
     Monaco (MC)
     Netherlands (NL)
     Portugal (PT)
     Sweden (SE)

     20015351                       Spray Drying Apparatus and Methods            26-Apr-00
     Norway (NO)                    of Use

     [CONFIDENTIAL                  [CONFIDENTIAL                                 [CONFIDENTIAL
TREATMENT                           TREATMENT                                TREATMENT
REQUESTED] /*/                      REQUESTED] /*/                           REQUESTED] /*/

                                                                  EXECUTION COPY

                                    EXHIBIT B

                        FORM OF CERTIFICATE OF COMPLIANCE

     Issue Date:
                 ---------------------------

                            CERTIFICATE OF COMPLIANCE

FOR ______________________________________________________________________

CUSTOMER _________________________________________________________________

     LOT NUMBER___________________________________________________________

FILL DATE _______________________ EXPIRY DATE ____________________________

DOSAGE  __________________________________________________________________

QUANTITY OF RELEASABLE VIALS _____________________________________________

The batch production record for this product has been reviewed for accuracy, completeness, and compliance with established written standard procedures and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.

Reviewed By:
            --------------------------------------------
                       Batch Record Auditor

Date:
     ------------------------------


Approved By:
            --------------------------------------------
                       Head of Quality Assurance

Date:
     ------------------------------


cc:  Customers

                                                                  EXECUTION COPY

                                    EXHIBIT C

                            U.S. DEVELOPMENT PROGRAM

     AI-700 PRECLINICAL AND CLINICAL DEVELOPMENT PLAN

     AI-700 has been developed to enable stress echo to provide information on myocardial perfusion in addition to wall motion. Numerous preclinical studies were conducted to support the safety of the Phase 1 clinical trials. The Phase 1 clinical trials evaluated the safety and feasibility of myocardial perfusion imaging with AI-700. The Phase 2 clinical trials evaluated the preliminary safety and efficacy of AI-700 enhanced ultrasound imaging. Efficacy was measured by comparing the results obtained from myocardial perfusion assessment using AI-700 enhanced ultrasound with those obtained using nuclear stress tests.

     The Phase III clinical trials will evaluate the detection of coronary heart disease in patients being evaluated for ischemic heart disease. The Phase III clinical plan provides for a two-part program consisting of a pilot phase designed to qualify and train new investigators, and two multi-center pivotal trials of approximately 300 patients with suspected coronary disease per trial. The end points for the trial are sensitivity and specificity in comparison to nuclear stress, angiography or clinical outcome. The Phase III clinical trials will take place at clinical sites in North America and Europe, with data from the trials intended for submission to U.S., Canadian and European regulatory authorities.

     The following preclinical studies have been, or will be completed to support the NDA submission:

     Preclinical Studies

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

                                                                  EXECUTION COPY

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/

  -  [CONFIDENTIAL TREATMENT REQUESTED] /*/


AI-700 MANUFACTURING SCALE UP

AI-700 production can be divided into two, multi-step processes: microsphere intermediate production and drug product production. Scaling and validation of both will be required for NDA filing and commercial manufacturing. The microsphere intermediate is made using a spray drying process in which an aqueous solution and an organic solution are sterile filtered and homogenized to produce an emulsion, then spray dried and collected as a sterile dry powder.

The scale for NDA filing and commercial manufacturing is anticipated to be [CONFIDENTIAL TREATMENT REQUESTED] /*/. The processes used in the [CONFIDENTIAL TREATMENT REQUESTED] /*/ scale will be similar to the processes used in manufacturing the clinical trial material. User requirement specifications, functional specifications, design specifications and design drawings will be completed for each piece of equipment needed. The scale up to [CONFIDENTIAL TREATMENT REQUESTED] /*/ will include the following:

  -  Design, construction and installation of emissions control system

  - Design and build process control system to monitor both the MI and DP processes

  -  Design and build microsphere intermediate process equipment

  -  Design and build drug product process equipment

  - Design and build clean-in-place and steam-in-place equipment for equipment cleaning and sterilization

  - Design custom process utilities, including WFI, organic solvent distribution, and nitrogen gas distribution

Reproducibility and comparability to previous scales will be verified prior to technology transfer to manufacturing.

                                                                  EXECUTION COPY

                                   EXHIBIT D-1

                      FORM OF ACUSPHERE PRESS RELEASE[el]

   ACUSPHERE ANNOUNCES $70 MILLION EUROPEAN PARTNERSHIP FOR AI-700

WATERTOWN, Mass.-(BUSINESS WIRE)-July 7, 2004-Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drug products using its porous microparticle technology, announced today that it has entered into a Collaboration, License and Supply Agreement with Nycomed for the European development and marketing rights to Acusphere's lead product candidate AI-700. Nycomed is a pan-European pharmaceutical company with about $725 million in annual revenues. AI-700 is an ultrasound contrast agent currently in Phase 3 clinical trials for assessing myocardial perfusion in the diagnosis of coronary heart disease, a leading cause of death in the United States and Europe.

As part of the Agreement, Nycomed will provide $70 million in license fees, research and development funding, and milestone payments, including
$12 million in payments over the first two years. These near-term payments include $4 million in upfront license fees and $8 million in research and development funding payable in eight equal quarterly installments. An additional $58 million in milestone payments are related to regulatory approvals and achievement of certain sales goals. In addition, Acusphere will be paid to manufacture the product for Nycomed and will receive royalties on Nycomed's sales of AI-700. Nycomed will be responsible for sales, marketing and the regulatory submissions required for marketing throughout its sales territory, which includes the member states of the European Union, as well as Russia/CIS and Turkey.

"As one of the few pan-European pharmaceutical companies, Nycomed is an excellent partner to develop and market AI-700 throughout Europe," commented Sherri C. Oberg, President and CEO of Acusphere. ""Nycomed brings a long, successful heritage in building close relations with health care professionals throughout the European hospital-specialist sector. This heritage, combined with an extensive European market presence, and a clear strategy to build a strong cardiovascular portfolio, makes Nycomed an experienced partner with a positive reputation among European cardiologists. Nycomed has sales forces in 19 European countries and its strategy to focus its marketing and sales activities almost exclusively in Europe is highly compatible with our commercial strategy in the United States, where we currently plan to build our own marketing and sales capability for AI-700. As a pharmaceutical company with over $700 million in revenues, Nycomed has a sophisticated marketing and sales capability, along with an ability to focus targeted attention on AI-700, which has the potential to represent a sizable proportion of Nycomed's overall sales."

Hakan Bjorklund, CEO of Nycomed commented, ""We are enthusiastic about the potential market opportunity for AI-700 in Europe and are impressed with the clinical results to date. AI-700 is an excellent match with our cardiovascular product focus. With the successful in-licensing of Angiox(TM) (bivalirudin), a thrombin-specific anticoagulant for percutaneous coronary intervention, which is scheduled for pan-European launch later this year, we are already in the process of developing and training a hospital specialist sales force that will call on our customer base of cardiologists in Europe. With AI-700, we are excited to be participating in the commercialization of a product with such great potential to improve the diagnosis and management of coronary heart disease. We are committed to working closely with Acusphere and we are looking forward to supporting the MAA filing in the first half of 2006, consistent with Acusphere's planned NDA filing date." Ultrasound is the only frequently used imaging technique without a commercially significant imaging agent. Acusphere has designed AI-700 to work with ultrasound in the assessment of myocardial perfusion (blood flow in the heart muscle), a sensitive marker of coronary heart disease. In 2002, an estimated 9.5 million procedures in the U.S. and 1.5-2.0 million procedures in Europe were performed to screen patients with suspected coronary heart disease, primarily using nuclear imaging. AI-700-enhanced ultrasound is being developed as a cost-effective and convenient alternative to nuclear imaging.

Ferghana Partners Group (New York and London), a specialist investment bank in the life sciences field, acted as financial and transaction advisor to Acusphere on this Agreement with Nycomed.

CONFERENCE CALL INFORMATION

Acusphere will host a conference today, July 7, 2004, at 11:00 a.m. (EDT) to discuss this Agreement and answer questions. The conference may be heard live via the investor relations section of our website at www.acusphere.com or by dialing 1-800-599-9795, using the confirmation code: 47942555. For participants dialing in from outside the U.S. please use the number 1-617-786-2905 using the same confirmation code, 47942555. After the conference call, a replay of the call will be made available for thirty days via our web site and a telephone replay will be available through July 14, 2004 by dialing 1-888-286-8010, using the confirmation code: 20088851.

ABOUT ACUSPHERE, INC.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere's three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere's lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development in the U.S. and Europe. For more information about Acusphere visit the Company's web site at www.acusphere.com.

ABOUT NYCOMED

Nycomed is a pharmaceutical company differentiating itself by its European focus. The company's capabilities include product sourcing, late-stage clinical trials, registration, pricing and reimbursement negotiation and product life-cycle management. Dedicated sales teams target general practitioners, pharmacists and hospital specialists, including cardiologists. With 2,800 people, mostly in marketing & sales, Nycomed covers 19 European markets including the Russia/CIS. Products are also exported to other countries including Japan and the USA.

Nycomed is a privately-owned company with 2003 revenues of EUR 635.5 million. Further information is available at: www.nycomed.com.

"Acusphere" and "AI-700" are trademarks of Acusphere, Inc.

This Release contains forward-looking statements, including statements regarding development, regulatory filings, milestone payments and commercial potential of AI-700. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.
Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

CONTACT: Acusphere, Inc.

    John F. Thero
    Investors:
    617-925-3444
    IR@acusphere.com
    or
    Media:
    617-648-8800

                                                                  EXECUTION COPY

                                  EXHIBIT D-2

                         FORM OF NYCOMED PRESS RELEASE

          NYCOMED ANNOUNCES USD70 MILLION EUROPEAN MARKETING AGREEMENT

Nycomed announced today, 7 July 2004, that it has entered into a collaboration, license and supply agreement with Acusphere Inc (NASDAQ: ACUS) granting Nycomed the rights to develop and market Acusphere's lead product candidate, AI-700, in Europe, including the Commonwealth of Independent States (CIS) and Turkey.

AI-700 is a cardiovascular product developed by Acusphere. It is an ultrasound contrast agent for use in the evaluation of coronary artery disease, and is being developed as a cost effective and convenient alternative to today's nuclear imaging standard methods.

Nycomed will be responsible for European registration, marketing and sales of AI-700, including all post-marketing clinical development activities in Europe. Under the agreement, Nycomed also has the right to extend the license with any future indications of the product in the territory.

Hakan Bjorklund, Nycomed CEO, said: "AI-700 proves the value of our pan-European in licensing strategy, and further strengthens Nycomed's growing hospital specialist portfolio. Assuming AI-700 continues to develop according to our expectations, we are looking forward to using our cardiovascular expertise to make this a significant product in Europe."

Nycomed will pay Acusphere up to a total of USD70 million in license fees, development costs, milestones upon regulatory submission and approvals, and upon achievement of certain sales targets. Furthermore, Nycomed will pay Acusphere royalties on sales in Europe.

Sherri C. Oberg, President and CEO of Acusphere, said: "In Nycomed we have found an excellent partner. They can provide us with access to a significant market for AI-700, which we expect to be a cost-effective and convenient alternative to current nuclear imaging technology."

AI-700 is currently in Phase III clinical development and trials are being conducted in both the US and Europe. Submission for regulatory approval of AI-700 in the US is planned for first half of 2006, and will be followed by submission for central European approval.

ABOUT AI-700

AI-700, is a cardiovascular product in Phase III clinical development. AI-700 is designed to be a preferred alternative to nuclear imaging technology for the detection of coronary artery disease-the leading cause of death in Europe and in the United States. Ultrasound is the only frequently-used imaging technique without a commercially significant imaging agent. Acusphere has designed AI-700 to work with ultrasound for the assessment of myocardial perfusion (blood flow in the heart muscle), a sensitive marker of coronary artery disease. AI-700 is being developed as a cost-effective and convenient alternative to today's nuclear imaging standard methods.

About Acusphere

Acusphere Inc, headquartered in Watertown, Massachusetts, USA, is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere's three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Further information is available on: www.acusphere.com

About Nycomed

Nycomed is a pharmaceutical company differentiating itself by its European focus. The company's capabilities include product sourcing, late-stage clinical trials, registration, pricing and reimbursement negotiation and product life-cycle management. Dedicated sales teams target general practitioners, hospital specialists and pharmacists.

With 2,800 people, mostly in marketing & sales, Nycomed covers 19 European markets including the Russia/CIS. Products are also exported to other countries including Japan and the USA. Nycomed is a privately-owned company with 2003 revenue of EURO 635.5 million. Further information is available on: www.nycomed.com

For further information:

Hakan Bjorklund, CEO  Nycomed  Phone: (+45) 46 77 11 11

Christoffer Jensen, VP Communications
Nycomed
Phone: (+45) 46 77 11 12
Mobile: (+45) 22 43 69 44